EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

by and among

BRADY CORPORATION,

BC I MERGER SUB CORPORATION,

PRECISION DYNAMICS CORPORATION

and

PRECISION DYNAMICS HOLDING LLC, AS REPRESENTATIVE OF THE COMPANY SHAREHOLDERS AND OPTIONHOLDERS

DECEMBER 28, 2012

i

ii

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 28, 2012 by and among Brady Corporation, a Wisconsin corporation (“Parent”), BC I Merger Sub Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Precision Dynamics Corporation, a California corporation (the “Company”), and Precision Dynamics Holding LLC, a Delaware limited liability company (the “Representative”), on behalf of the Holders (as defined herein). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XI.
WHEREAS, the board of directors of the Company (the “Company Board”), subject to the terms and conditions set forth herein, has (i) declared the advisability of this Agreement and approved and adopted this Agreement and (ii) resolved to recommend approval and adoption of this Agreement;
WHEREAS, the board of directors of Merger Sub (the “Merger Sub Board”) has declared the advisability of this Agreement and approved and adopted this Agreement;
WHEREAS, Parent has approved and adopted this Agreement in its capacity as the sole shareholder of Merger Sub;
WHEREAS, the Company Board and the Merger Sub Board have approved the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”), upon the terms and subject to the conditions set forth herein and the applicable provisions of the California Corporations Code (the “California Code”), whereby (i) each issued and outstanding share of Common Stock, no par value (the “Common Stock”), Series A Convertible Preferred Stock, no par value (the “Series A Convertible Preferred Stock”), Series A-1 Convertible Preferred Stock, no par value (the “Series A-1 Convertible Preferred Stock” and, together with the Series A Convertible Preferred Stock, the “Series A Preferred Stock”), Series B Convertible Preferred Stock, no par value (the “Series B Preferred Stock” and, together with the Series A Preferred Stock, the “Preferred Stock”), and Senior Stock, no par value (the “Senior Stock”; the Common Stock, the Preferred Stock and the Senior Stock, together, the “Company Capital Stock”), of the Company (other than the Company Capital Stock to be canceled pursuant to Section 2.01(c) and Dissenting Shares) shall be converted into the right to receive a portion of the Merger Consideration upon the terms and subject to the conditions set forth herein and (ii) all of the issued and outstanding Options shall terminate in the manner set forth herein;
WHEREAS, the Indemnification Escrow Amount shall be placed in escrow by Parent as security for the Holders’ indemnification obligations set forth in Article X of this Agreement;
WHEREAS, $3,000,000 of the Merger Consideration (the “Purchase Price Adjustment Escrow Amount”, and together with the Indemnification Escrow Amount, the “Escrow Amount”) otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the Holders’ obligations set forth in Section 2.07 this Agreement;

WHEREAS, following the execution of this Agreement on the date hereof, the Company shall obtain, in accordance with Section 603 of the California Code, a written consent approving this Agreement, the Merger and the other transactions contemplated hereby in accordance with Section 1201 of the California Code (the “Requisite Shareholder Approval”); and
WHEREAS, the Company, Merger Sub and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger, as set forth in, and subject to the provisions of, this Agreement;
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
MERGER
Section 1.01    The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Code, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Corporation and as a wholly-owned subsidiary of Parent following the Merger.
Section 1.02    Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.01, the closing of the Merger (the “Closing”) shall take place no later than one (1) Business Day after the satisfaction or, if permissible, written waiver of the conditions set forth in Article VIII, at the offices of Winston & Strawn LLP, 35 West Wacker Drive, Chicago, Illinois 60601, at 10:00 a.m. (Chicago time), provided that such place, date and time may be changed to another place, date and/or time as agreed to in writing by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing the appropriate certificates and agreement (collectively, the “Certificate of Merger”) with the Secretary of State of the State of California, in such form as required by, and executed in accordance with, the relevant provisions of the California Code (the date and time of acceptance by the Secretary of State of the State of California of such filing or, if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).
Section 1.03    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the California Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all the property, assets, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of the Company and Merger Sub shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

Section 1.04    Articles of Incorporation; By-laws. At the Effective Time, the articles of incorporation and by-laws of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the certificate of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time, subject to the limitations set forth in Section 6.02.
Section 1.05    Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and by-laws of the Surviving Corporation.

ARTICLE II
MERGER CONSIDERATION; EFFECT ON COMPANY CAPITAL STOCK; EXCHANGE OF CERTIFICATES
Section 2.01    Effect of the Merger on the Company Capital Stock and the Capital Stock of Merger Sub.
(a)    Effect on the Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the Company Shareholders, each share of each series or class of Company Capital Stock issued and outstanding immediately prior to the Effective Time, including, without limitation, all shares of Company Capital Stock issued upon exercise of any Options shall, upon the terms and subject to the conditions set forth in this Section 2.01 and elsewhere in this Agreement, be canceled and extinguished and be converted automatically into the right to receive that portion of the Merger Consideration as set forth herein; provided, however, that the amount payable to any Holder of Company Capital Stock who is an obligor on a Management Note shall be reduced by the principal amount of such Management Note plus accrued but unpaid interest thereon at the Effective Time, and such Management Note shall be deemed cancelled thereafter.
(i)    Each share of Company Capital Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a portion of the Merger Consideration in accordance with the Distribution Waterfall.
(ii)    For purposes of calculating the amount to be paid to each holder of Company Capital Stock at the Effective Time, the amounts described in Section 2.01(a) shall be calculated assuming that the Merger Consideration is equal to the Initial Merger Consideration and shall be adjusted following the Closing as set forth herein. The amount to be paid to each holder of Company Capital Stock for each share of Company Capital Stock held shall be rounded down to the nearest whole cent.

(iii)    All shares of Company Capital Stock, when canceled, extinguished and converted pursuant to Section 2.01(a), shall no longer be outstanding and shall automatically be canceled and retired, and each former holder of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in Section 2.01(a).
(iv)    At the Effective Time, Parent shall pay, or cause to be paid, by wire transfer of immediately available funds the following:
(A)    on behalf of the Company and the Company Subsidiaries, (1) all Indebtedness as set forth on the Repaid Indebtedness Schedule (“Repaid Indebtedness”), and (2) all Company Transaction Expenses as set forth on the Transaction Expenses Schedule;
(B)    on behalf of the Company and the Company Subsidiaries, to the appropriate accounts of the Company or the Company Subsidiaries for remittance to (1) each of the Option Holders, the Option Payments specified in Section 2.03, to be paid to such Option Holder at or immediately following the Effective Time, as reduced for required withholdings, and (2) the Internal Revenue Service or other appropriate Governmental Authority (x) all amounts withheld from the payments under clause (1) of this Section 2.01(a)(iv)(B) and (y) the employer’s portion of any payroll Taxes with respect to the payments under clause (1) of this Section 2.01(a)(iv)(B);
(C)    the Escrow Amount to the Escrow Agent pursuant to the terms of Section 2.08; and
(D)    the Initial Merger Consideration to the Representative pursuant to, and reduced by the amounts set forth in, the terms of Section 2.02(a).
(b)    Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one share of capital stock of the Surviving Corporation. Each share certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of the Surviving Corporation.
(c)    Cancellation of Treasury Stock. Any Company Capital Stock that is owned by the Company and not issued and outstanding as of the Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.
Section 2.02    Mechanism of Payment and Delivery of Certificates.
(a)    At the Effective Time, Parent or Merger Sub shall deliver, or Parent or Merger Sub shall otherwise take all steps necessary to cause to be delivered, by wire transfer of immediately available funds, to the Representative for the benefit of the Company Shareholders, cash in an aggregate amount equal to the Initial Merger Consideration (minus (i) any amounts that would be payable in respect of Dissenting Shares, (ii) any amounts that would be payable in respect of the Options pursuant to Section 2.03 and (iii) the Escrow Amount payable pursuant to Section 2.01(a)(iv)(C)) (the “Payment Fund”), which deposit shall be held by the Representative in a segregated bank account and used solely and exclusively for purposes of paying the consideration specified in Section 2.01(a)(iv)(D) and for covering and reimbursing the expenses and other obligations of the Representative as set forth in Section 10.11. The Representative shall make the payments provided for in Section 2.01(a)(iv)(D) of this Agreement out of the Payment Fund.
(b)    Upon surrender to the Representative of a certificate representing, immediately prior to the Effective Time, Company Capital Stock (each, a “Certificate”), together with a Letter of Transmittal duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive, within five (5) Business Days after such surrender, in exchange therefor, cash in an amount set forth in the Distribution Waterfall, which amounts shall be paid by the Representative by check or wire transfer in accordance with the instructions provided by such holder. Notwithstanding the foregoing, the amount to be paid to any obligor on a Management Note in respect of the Company Capital Stock held by such obligor shall be reduced by the principal amount of such Management Note plus accrued interest thereon to the Effective Time, and such Management Note shall be deemed cancelled thereafter. No interest or dividends will be paid or accrued on the consideration payable upon the surrender or transfer of any Certificate. If the consideration provided for herein is to be delivered in the name of a Person other than the Person in whose name the Certificate was surrendered, it shall be a condition of such delivery that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer. Until surrendered in accordance with the provisions of this Section 2.02(b), each Certificate (other than those representing Dissenting Shares or Company Capital Stock to be canceled pursuant to Section 2.01(c)) shall represent, for all purposes, only the right to receive an amount in cash equal to the portion of the Initial Merger Consideration (in the case of any obligor under a Management Note, net of the principal amount of such Management Note plus accrued but unpaid interest thereon at the Effective Time) payable in respect thereof pursuant to Section 2.01(a) in respect of the Company Capital Stock formerly evidenced by such Certificate, without any interest thereon. The Representative shall promptly deliver to Parent all original Letters of Transmittal delivered to the Representative after the Closing.
(c)    Neither Parent nor any other party hereto shall be liable to a holder of Certificates or any other person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered or transferred by the six-year anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Company Capital Stock in respect of such Certificate would otherwise escheat to or become the property of any foreign, federal, state or local government or governmental agency), then the Representative shall surrender such remaining cash amount to Parent. After the end of such period, to the extent the Representative has surrendered such remaining cash amount to Parent, any Company Shareholder who has not delivered or surrendered such Company Shareholder’s Certificate to the Representative, subject to applicable Law, shall look as a general creditor only to Parent for payment of such Company Shareholder’s right to receive a portion of the Merger Consideration pursuant to Section 2.01.

(d)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity (in form and substance reasonably acceptable to the Representative and Parent) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed, the Representative shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
(e)    Each of the Surviving Corporation, Parent, the Representative and the Escrow Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or any applicable provision of state, local or foreign Tax Law (including, for the avoidance of doubt, withholding obligations of the Company arising from the cancellation and settlement of any Options vested pursuant to Section 2.03). To the extent that amounts are so deducted or withheld and paid over to the appropriate Governmental Authority by the Company, the Surviving Corporation, Parent, the Representative or the Escrow Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
Section 2.03    Options. Prior to the Effective Time, the Company Board (or, if appropriate, a committee thereof) shall adopt appropriate resolutions and take all other actions necessary to (i) provide for the cancellation, effective as of the Effective Time, of all outstanding stock options, stock appreciation rights, warrants or similar rights to acquire Company Capital Stock heretofore granted under the Company Incentive Plans, or granted pursuant to individual option agreements, stock appreciation rights agreements, warrant agreements or similar agreements outside of the Company Incentive Plans (each, an “Option”), without any payment therefor except as otherwise provided in this Section 2.03, (ii) terminate the Company Incentive Plans and all individual option agreements, stock appreciation rights agreements, warrant agreements or similar agreements outside of the Company Incentive Plans as of the Effective Time, (iii) fully vest each Option designated as a Time Vesting Option pursuant to the relevant agreement evidencing the award of such Option and (iv) to the extent any Performance Vesting Option is outstanding under any Company Incentive Plan, amend such Company Incentive Plans to provide that any Option designated as a Performance Vesting Option pursuant to any option agreement thereunder shall be forfeited (collectively, the “Option Plan Amendment”). Each vested Option, whether vested pursuant to its terms or vested by appropriate resolutions of the Company Board (or, if appropriate, a committee thereof), in its sole and absolute discretion pursuant to this Section 2.03 or otherwise, to the extent unexercised as of the Effective Time, shall thereafter no longer be exercisable but shall entitle each holder thereof (each, an “Option Holder” and, together with the Company Shareholders, the “Holders”), in cancellation and settlement therefor, to receive a portion of the Merger Consideration in accordance with the Distribution Waterfall (such payment to be net of withholding taxes, if any, and the Option Holder’s Percentage Interest of the Escrow Amount and the Representative Expense Fund, and without interest), at the same time, in the same manner and subject to the same conditions under which other Company Shareholders receive the Merger Consideration (the “Option Payments”). Each unvested Option that does not vest at the Effective Time pursuant to its terms or this Section 2.03 shall be cancelled as of the Effective Time for no consideration therefor.
Section 2.04    No Further Ownership Rights in Company Capital Stock. The portion of the Merger Consideration paid in respect of the surrender for exchange of Company Capital Stock in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Capital Stock that was outstanding immediately prior to the Effective Time.
Section 2.05    Repaid Indebtedness; Company Transaction Expenses. Upon the Closing, the Repaid Indebtedness of the Company and the Company Subsidiaries set forth on Schedule 2.05(a) (the “Repaid Indebtedness Schedule”) shall be fully repaid, and such repayment shall be funded by Parent pursuant to Section 2.01(a)(iv). In order to facilitate such repayment, no later than one (1) Business Day prior to the Closing, the Company or the Company Subsidiaries shall obtain payoff letters for the Repaid Indebtedness, which payoff letters shall be in a form reasonably satisfactory to Parent, Merger Sub and their financing sources and shall provide for the release of all Liens upon the assets of the Company and the Company Subsidiaries related to the Repaid Indebtedness covered thereby (the “Payoff Letters”). Subject to the terms and conditions in this Agreement, in connection with the Closing, Parent shall make the payments referenced in such Payoff Letters on the Closing Date in order to discharge the Repaid Indebtedness covered thereby. In addition, upon the Closing, all of the Company Transaction Expenses set forth on Schedule 2.05(b) (the “Transaction Expenses Schedule”) shall be fully paid, and such payment shall be funded by Parent pursuant to Section 2.01(a)(iv). In order to facilitate such repayment, no less than one (1) Business Day prior to the Closing, the Company or the Company Subsidiaries shall deliver the Transaction Expenses Schedule to Parent. Subject to the terms and conditions in this Agreement, in connection with the Closing, Parent shall make payment of the Company Transaction Expenses on the Closing Date in order to discharge the amounts payable thereunder.
Section 2.06    Dissenting Shares.
(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and that are held by the holders of Company Capital Stock who shall have not voted in favor of the Merger (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, any portion of the Merger Consideration payable pursuant to the terms of this Agreement. Such holders of Company Capital Stock shall be entitled to receive payment of the appraised value of such shares of Company Capital Stock held by them in accordance with the provisions of Section 1300 of the California Code, except that all Dissenting Shares held by the holders of Company Capital Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to sell such shares under Section 1300 of the California Code shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive any portion of the Merger Consideration payable pursuant to the terms of this Agreement, without any interest thereon, upon surrender, in the manner provided herein, of the Certificate or Certificates that formerly evidenced such shares, together with such Letter of Transmittal duly executed and completed in accordance with the instructions thereto.
(b)    The Company shall give (i) Parent and the Representative prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the California Code and received by the Company and (ii) Parent the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the California Code. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
Section 2.07    Purchase Price Adjustment.
(a)    Determination of Closing Adjustment. No later than one (1) Business Day prior to the Closing Date, the Company shall provide Parent with its reasonably detailed good faith estimate of each of the Closing Cash (the “Estimated Closing Cash”) and Working Capital (the “Estimated Working Capital”) as of 11:59 pm Pacific time on the day prior to the Closing Date and the amount, if any, by which the Initial Merger Consideration is to be adjusted in accordance with its definition herein.
(b)    Determination of Post-Closing Adjustment. As promptly as practicable, but in any event within forty-five (45) days following the Closing, Parent shall deliver to the Representative a reasonably detailed good faith calculation of each of the actual Closing Cash (the “Actual Closing Cash”) and the actual Working Capital (the “Actual Working Capital”) (prepared in accordance with the definition of Working Capital herein and the “Working Capital Schedule” attached hereto as Exhibit A), in each case as of 11:59 pm Pacific time on the day prior to the Closing Date. After delivery of each of the Actual Closing Cash and the Actual Working Capital by Parent to the Representative hereunder (including, without limitation, during the period of any dispute hereunder with respect to the Actual Closing Cash and/or the Actual Working Capital), Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, (i) reasonably assist the Representative and its representatives in their review of the Actual Closing Cash and/or the Actual Working Capital, as applicable, and the calculations set forth thereon and provide the Representative and its representatives reasonable access during reasonable business hours to the books, workpapers (including the workpapers of Parent’s and/or the Surviving Corporation’s accountants) and other records (including schedules, memoranda and other documents), supporting data, facilities, accountants and employees of Parent, the Surviving Corporation and the Company Subsidiaries solely for purposes of their review of the Actual Closing Cash and/or the Actual Working Capital, as applicable, and the calculations set forth thereon, and (ii) reasonably cooperate with the Representative and its representatives in connection with such review, including by providing on a timely basis all other information that the Representative (in good faith) believes is necessary and/or useful in connection with their review of the Actual Closing Cash and/or the Actual Working Capital, as applicable, and the calculations set forth thereon.
(c)        Disputed Final Adjustment.

(i)    As promptly as practicable, but in any event within forty-five (45) days following the delivery by Parent of the calculation of Actual Closing Cash and Actual Working Capital, the Representative shall notify Parent in writing whether it accepts or disputes the accuracy of the calculation of Actual Closing Cash or Actual Working Capital. If the Representative accepts the calculation of Actual Closing Cash and Actual Working Capital determined pursuant to Section 2.07(b) or does not dispute the calculation of Actual Closing Cash or Actual Working Capital, as applicable, within such forty-five (45) day period, then the calculation of Actual Closing Cash determined pursuant to Section 2.07(b) shall be the “Final Closing Cash” and Actual Working Capital determined pursuant to Section 2.07(b) shall be the “Final Working Capital” and, as applicable, shall be deemed final and conclusive and binding upon all parties in all respects.
(ii)    If the Representative chooses to dispute the accuracy of the calculation of Actual Closing Cash or Actual Working Capital, as applicable, the Representative shall provide written notice to Parent no later than forty-five (45) days following the delivery by Parent to the Representative of the calculation of Actual Closing Cash or Actual Working Capital, as applicable (the “Dispute Notice”), setting forth in reasonable detail those items that the Representative disputes. During the thirty (30) day period following delivery of a Dispute Notice, Parent and the Representative shall discuss such disputes in good faith with a view to resolving their disagreements over the disputed items (and all such discussions related thereto shall, unless otherwise agreed by Parent and the Representative, be governed by Rule 408 of the Federal Rules of Evidence (and any applicable similar state rule)). If the parties resolve their differences over the disputed items in accordance with the foregoing procedure, “Final Closing Cash” or “Final Working Capital”, as applicable, shall be the amount agreed upon by them. If the parties fail to resolve their differences over the disputed items within such thirty (30) day period, Parent and the Representative shall forthwith jointly request that KPMG LLP (the “Accounting Arbitrator”) make a binding determination as to the disputed items in accordance with this Agreement.
(iii)    The Accounting Arbitrator shall under the terms of its engagement have no more than thirty (30) days from the date of referral and no more than ten (10) Business Days from the final submission of information and testimony by Parent and the Representative within which to render its written decision with respect to the disputed items (and only with respect to any unresolved disputed items set forth in the Dispute Notice), and the final calculation of Actual Closing Cash or Actual Working Capital, as applicable, shall be based solely on the resolution of such disputed items by the Accounting Arbitrator. The Accounting Arbitrator shall review such submissions and base its determination solely on such submissions. In resolving any disputed item, the Accounting Arbitrator may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the least value for such item claimed by either party. The decision of the Accounting Arbitrator shall be deemed final and binding upon the parties and enforceable by any court of competent jurisdiction and the Accounting Arbitrator’s final calculation of Actual Closing Cash shall be deemed the “Final Closing Cash” or Actual Working Capital shall be deemed the “Final Working Capital”, as applicable. The fees and expenses of the Accounting Arbitrator shall be allocated to be paid by Parent, on the one hand, and the

Holders, on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Arbitrator.
(d)    Payment Following Calculation of Closing Cash and Working Capital.
(i)    If the sum of Final Closing Cash and Final Working Capital is less than the sum of Estimated Closing Cash and Estimated Working Capital, then such difference shall be paid by the Representative to Parent by wire transfer of immediately available funds within three (3) Business Days after such determination. Notwithstanding anything herein to the contrary, if any payment is due from the Representative to Parent pursuant to this Section 2.07(d)(i), then the obligation to pay such amount shall be satisfied (A) first, from the funds in the Purchase Price Adjustment Escrow Account and (B) second, from the then remaining balance of funds held in the Indemnification Escrow Account.
(ii)    If the sum of Final Closing Cash and Final Working Capital is greater than the sum of Estimated Closing Cash and Estimated Working Capital, then such difference shall be paid by Parent to the Representative by wire transfer of immediately available funds within three (3) Business Days after such determination for the benefit of the Holders pursuant to the Distribution Waterfall.
(iii)    After the payment from the Purchase Price Adjustment Escrow Account of amounts, if any, under Section 2.07(d)(i), any amounts remaining in the Purchase Price Adjustment Escrow Account shall be paid to the Representative by wire transfer of immediately available funds within three (3) Business Days after such determination for the benefit of the Holders pursuant to the Distribution Waterfall.
(e)    The parties hereto agree that, from and after the Closing, the provisions of this Section 2.07 and the arbitration and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the parties with respect to the determination of matters that are or that may be addressed through the purchase price adjustment contemplated hereby.
Section 2.08    Escrow. At the Effective Time, Parent shall deposit (a) into an account established pursuant to the Escrow Agreement (the “Indemnification Escrow Account”), the Indemnification Escrow Amount out of the Initial Merger Consideration otherwise payable to the Holders and otherwise available to fund the Bonus Plan for the purpose of securing the obligations of the Holders set forth in Article X of this Agreement and (b) into an account established pursuant to the Escrow Agreement (the “Purchase Price Adjustment Escrow Account”, and together with the Indemnification Escrow Account, the “Escrow Accounts”), the Purchase Price Adjustment Escrow Amount out of the Initial Merger Consideration otherwise payable to the Holders for the purpose of securing the obligations of the Holders set forth in Section 2.07 and Article X of this Agreement. The Escrow Amount shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The portion of the Escrow Amount contributed on behalf of each Holder shall be made in accordance with the Distribution Waterfall, and the amount payable to such Holder pursuant to Section 2.02 and/or Section 2.03 shall be reduced by such amount. Any amounts released from the

Indemnification Escrow Account shall be payable as follows: (i) sixty-six percent (66%) to the Representative so that it shall be released for the account of each Holder, in accordance with the Distribution Waterfall, and (ii) thirty-four percent (34%) to the Representative for the benefit of the participants in the Bonus Plan, in accordance with the respective percentages of each participant as set forth on Exhibit A to the Bonus Plan. Any amounts released from the Purchase Price Adjustment Escrow Account for the benefit of the Holders shall be released for the account of each Holder, in accordance with the Distribution Waterfall.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company represents and warrants to Parent and Merger Sub that:
Section 3.01    Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company (a) has all requisite corporate power to own (or lease) and operate its properties and to carry on its businesses as now conducted, and (b) is, where applicable, duly qualified to do business and is, where applicable, in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect. The Company has made available to Parent and Merger Sub correct and complete copies of the articles of incorporation and by-laws of the Company as currently in effect.
Section 3.02    Company Subsidiaries. Section 3.02 of the Company Disclosure Schedule sets forth the name of each of the Company Subsidiaries, and, with respect to each Company Subsidiary, the jurisdiction in which it is incorporated or organized, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all shareholders and the number of shares of stock owned by each shareholder. Each Company Subsidiary (a) is a duly organized and validly existing corporation, partnership or other entity in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power to own (or lease) and operate its properties and to carry on its business as now conducted, (c) is, where applicable, duly qualified to do business and is, where applicable, in good standing in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to qualify, except, in each case, where the failure to be so qualified or in good standing would not have a Material Adverse Effect and (d) no petition has been presented for an application for a judicial arrangement or bankruptcy in relation to any of the Company Subsidiaries, and no order has been made for the winding up of any of the Company Subsidiaries or for the appointment of a liquidator, or, for any of the Company Subsidiaries located in Belgium, any measure under the Belgian act on continuity of enterprises. The

Company has made available to Parent and Merger Sub correct and complete copies of the certificates of incorporation and by-laws or other similar governing documents of the Company Subsidiaries as currently in effect. The Company does not (i) own, directly or indirectly, any capital stock or equity securities of any Person other than the Company Subsidiaries or (ii) have any direct or indirect obligation to acquire any such capital stock or equity securities.
Section 3.03    Authorization; Valid and Binding Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which the Company in or will be a party by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the Requisite Shareholder Approval and the filing and recordation of the Certificate of Merger. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 3.04    No Breach. Except (a) as set forth on Section 3.04 of the Company Disclosure Schedule, and/or (b) for compliance with the applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is or will be a party by the Company, the consummation of the transactions contemplated hereby and thereby by the Company do not (i) result in any breach of, constitute (or with notice or lapse of time or both would constitute) a default under, resulting in the amendment, alteration, termination or violation of, or accelerate the performance required by or the maturity of any material liability pursuant to, or give rise to the creation or imposition of any Lien under, the provisions of the Company’s or the Company Subsidiaries’ certificates or articles of incorporation or by-laws or any Material Contract, Indebtedness, Real Property Lease or Company License to which the Company or the Company Subsidiaries are bound, (ii) violate any applicable Law, order, judgment or decree to which the Company or the Company Subsidiaries are subject or (iii) require the Company or the Company Subsidiaries to obtain any material authorization, consent or approval of or require the Company or the Company Subsidiaries to provide any notice to or make any filing with any Governmental Authority under the provisions of any applicable Law, order, judgment or decree to which the Company or the Company Subsidiaries are subject.
Section 3.05    Capitalization.
(a)    The entire authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, 8,000,000 shares of Series A Convertible Preferred Stock, 10,000,000 shares of Series A-1 Convertible Preferred Stock, 4,000,000 shares of Series B Preferred Stock and

5,000,000 shares of Senior Stock. The Company has outstanding, pursuant to the Company Incentive Plans or pursuant to agreements outside of the Company Incentive Plans, options with respect to an aggregate of 2,806,736 shares of Common Stock, stock appreciation rights with respect to an aggregate of 163,707 shares of Common Stock, and warrants with respect to an aggregate of 47,700 shares of Common Stock. All of the issued and outstanding shares of capital stock (and options, warrants or other rights to capital stock and stock appreciation, phantom equity or similar rights) of the Company are owned by the Holders as set forth on Section 3.05(a) of the Company Disclosure Schedule, have been duly authorized and are validly issued, fully paid and non-assessable. Except for the Options, there are no outstanding or authorized options, warrants, stock appreciation or phantom equity rights, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. Each unvested Option that does not vest at the Effective Time shall be cancelled as of the Effective Time for no consideration therefor in accordance with the agreements pursuant to which such Option was issued and applicable Law.
(b)    All of the issued and outstanding shares of capital stock of the Company Subsidiaries are duly and validly issued, fully paid and, to the extent applicable, non-assessable. All of the issued and outstanding shares of capital stock of the Company Subsidiaries are directly or indirectly owned by the Company, free and clear of all Liens, except for (i) Permitted Liens and/or (ii) Liens that will be terminated or released at the Closing. There are no outstanding or authorized options, warrants, purchase rights, preemptive rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that could require any of the Company Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock.
(c)    Except for the Shareholders Agreement, there are no (i) equity holder agreements between any Company or a Company Subsidiary and its equity holders regarding the securities of the Company or such Company Subsidiary or (ii) agreements with respect to the voting or transfer of the securities of the Company or any of the Company Subsidiaries other than the certificate of incorporation and by-laws (or similar organizational documents) of the Company or such Company Subsidiary.
(d)    The actions taken (or to be taken) with respect to the Options under Section 2.03 are in accordance with the agreements governing such Options and applicable Law. The Requisite Shareholder Approval from the Holders under applicable Law is as set forth in Section 3.05(d) of the Company Disclosure Schedule.
Section 3.06    Financial Statements and Related Matters.
(a)    The Company has furnished Parent and Merger Sub with correct and complete copies of (i) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of October 31, 2012 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of income and cash flows of the Company and the Company Subsidiaries for the ten (10) months ended October 31, 2012 (the “Interim Financial Statements”) and (ii) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December

31, 2010 and December 31, 2011, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows of the Company and the Company Subsidiaries for the fiscal years ended December 31, 2010 and December 31, 2011, including all notes thereto, and the report on such audited information by BDO USA, LLP (the “Audited Financial Statements” and, together with the Interim Financial Statements, the “Financial Statements”). Except as set forth on Section 3.06 of the Company Disclosure Schedule or as disclosed in any of the Financial Statements, such Financial Statements have been based upon the information concerning the Company and the Company Subsidiaries contained in the Company’s and the Company Subsidiaries’ books and records (which, in turn, are accurate and complete in all material respects), and present fairly in all material respects the consolidated financial condition, results of operations and cash flows of the Company and the Company Subsidiaries (taken as a whole) as of the times and for the periods referred to therein in accordance with U.S. GAAP (applied on a consistent basis with the Company’s Accounting Practices and Procedures) (subject, in the case of the Interim Financial Statements, to any normal year-end or interim adjustments (audit or otherwise) and the absence of footnote disclosures).
(b)    All Indebtedness of the Company or any of the Company Subsidiaries is included in the Repaid Indebtedness Schedule.
(c)    Except as set forth on Section 3.06(c) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has any material liabilities of a nature that would be required by U.S. GAAP to be reflected on a consolidated balance sheet of the Company prepared in accordance with U.S. GAAP (applied on a basis consistent with the Company’s Accounting Practices and Procedures) except for (i) liabilities reflected in, reserved or accrued against or otherwise disclosed in or on any of the Interim Financial Statements (including any notes thereto), (ii) liabilities incurred since the date of the Latest Balance Sheet in the ordinary course of business consistent with past practice, (iii) liabilities incurred in connection with, or arising under or pursuant to, this Agreement and/or any of the transactions contemplated hereby, (iv) liabilities to be included in (or for which a reserve or accrual is to be included in) the computation of the Working Capital, the Company Transaction Expenses, and/or the Repaid Indebtedness, (v) liabilities otherwise disclosed (or within any materiality threshold contained in any other representation or warranty) in this Agreement or the Company Disclosure Schedule, or (vi) liabilities between or among the Company and/or any of the Company Subsidiaries.
(d)    The auditors of the Company and the Company Subsidiaries have not informed the Company or any such Company Subsidiary of (x) any significant deficiency or material weakness in the system of internal control over financial accounting utilized by the Company or any of the Company Subsidiaries or (y) any fraud, whether or not material, that involves the Company’s or any of the Company Subsidiaries’ management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any of the Company Subsidiaries.
Section 3.07    Absence of Certain Developments. During the period commencing as of December 31, 2011 and expiring as of the date of this Agreement, there has not been any Material Adverse Effect. Except (a) as set forth on Section 3.07 of the Company

Disclosure Schedule, (b) as contemplated by this Agreement and/or (c) for matters or events required by this Agreement, during the period from December 31, 2011 through the date of this Agreement, to the Company’s knowledge, (i) the business of the Company and the Company Subsidiaries has been operated in all material respects in the ordinary course of business and (ii) the Company and the Company Subsidiaries have complied in all material respects with the covenants and restrictions set forth in Section 5.01(b) hereof to the same extent as if this Agreement had been executed on, and had been in effect since, December 31, 2011.
Section 3.08    Title to Properties. Except as set forth on Section 3.08 of the Company Disclosure Schedule, the Company and the Company Subsidiaries have good, valid and marketable title to all of the tangible personal property shown to be owned by them on the Latest Balance Sheet or acquired since October 31, 2012 (except for such personal property sold or disposed of subsequent to the date thereof in the ordinary course of business), free and clear of all Liens, except for Permitted Liens, Liens to be terminated or released in connection with the transactions contemplated by this Agreement and/or those Liens set forth on Section 3.08 of the Company Disclosure Schedule. All material tangible assets owned by the Company and the Company Subsidiaries are in good operational condition, normal wear and tear excepted, and are sufficient for the conduct of the businesses of the Company and the Company Subsidiaries as currently operated.
Section 3.09    Real Property.
(a)    Leased Real Property. The real property demised by the leases described on Section 3.09(a) of the Company Disclosure Schedule (the “Real Property Leases”) constitutes all of the real property leased by the Company and the Company Subsidiaries (the “Leased Real Property”). With respect to each Real Property Lease, the documents specified on Section 3.09(a) of the Company Disclosure Schedule constitute all of the documents comprising such Real Property Lease, such Real Property Lease has not otherwise been modified and the Real Property Lease represents the entire understanding of the parties thereto with respect to the applicable Leased Real Property. With respect to each Real Property Lease, except as set forth on Section 3.09(a) of the Company Disclosure Schedule, (i) neither the Company or any of the Company Subsidiaries nor, to the Company’s knowledge, any of the other counterparties thereto are in material breach or material default under any such Real Property Lease, (ii) no material obligation of any party to such Real Property Lease has been waived by the party that is the beneficiary of such obligation, (iii) no uncured notice of default has been given or received under any of the Real Property Leases by the Company or any of the Company Subsidiaries, (iv) no unsettled claim, judicial suit or proceeding or other adversarial action has been instituted or threatened by the Company or the Company Subsidiaries against the lessor under any of the Real Property Leases, or, to the Company’s knowledge, by the lessor under any of the Real Property Leases against the Company or any of the Company Subsidiaries and (v) the leasehold estates created by the Real Property Leases are free and clear of all Liens, except for Permitted Liens.
(b)    Owned Real Property. Section 3.09(b) of the Company Disclosure Schedule sets forth a true and complete list of each parcel of real property owned by the Company and the

Company Subsidiaries (together with all improvements, betterments and additions situated thereon, all privileges and appurtenances thereto and all easements and rights-of-way used or useful in connection therewith, the “Owned Real Property”; and together with the Leased Real Property, the “Real Property”). The Company and the Company Subsidiaries have good, valid and marketable title to each parcel of the Owned Real Property, free and clear of all Liens, except for Permitted Liens.
(c)     The Real Property comprises all of the owned or leased real property necessary for the operation of the business of the Company, as currently operated, and none of the Company or the Company Subsidiaries utilizes any real property other than the Real Property. The buildings, structures and equipment included in the Real Property are adequate for the current uses to which they are being put. True and correct copies of the Real Property Leases have been made available to Parent and Merger Sub. Except for the Real Property Leases, there are no leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to purchase, use or occupy any of the Real Property or any portion thereof or interest therein.
(d)    To the Company’s knowledge, the continued access to, use, maintenance and operation of the Real Property for the operation of the Company’s business as presently conducted is not dependent on facilities located at or upon any other property, and, to the Company’s knowledge, the continued access to, use, maintenance and operation of any other property is not dependent on facilities located on the Real Property.
Section 3.10    Tax Matters. Except as set forth on Section 3.10 of the Company Disclosure Schedule:
(a)    The Company and the Company Subsidiaries have each timely filed all material Tax Returns required by applicable Law to be filed by them (taking into account all applicable extensions). All such Tax Returns are true, correct, and complete in all material respects with respect to items thereon that affect the Taxes shown as due on such Tax Returns. The Company or the Company Subsidiaries have paid or caused to be paid all Taxes shown as due and owing on any such Tax Return and all other material Taxes payable by the Company or the Company Subsidiaries.
(b)    The Company and the Company Subsidiaries have each withheld all material Taxes from payments to employees, equityholders, agents, contractors, and nonresidents required by applicable Law to be withheld by the Company or the Company Subsidiaries and remitted such amounts to the appropriate Governmental Authority.
(c)    There is no Tax deficiency or adjustment outstanding, proposed, assessed, or expected or threatened by any Tax authority against the Company or any of the Company Subsidiaries, nor has the Company or any of the Company Subsidiaries been notified in writing of any such deficiency or adjustment. None of the Company nor any of the Company Subsidiaries has executed or requested any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax, and no request for any such waiver or extension is currently pending.

(d)    No audit, proceeding, or other examination of any Tax Return of the Company or any of the Company Subsidiaries is presently in progress or, to the Company’s knowledge, pending or threatened.
(e)    There are no Liens for Taxes on any assets of the Company and the Company Subsidiaries, other than Permitted Liens.
(f)    Since January 1, 2009, neither the Company nor any Company Subsidiary has received a written claim to pay Taxes or file Tax Returns from a Governmental Authority in a jurisdiction where one of the Company or any of the Company Subsidiaries does not file Tax Returns that has not been resolved.
(g)    As of the Closing Date, there is no contract, plan or arrangement covering any employee or former employee of any of the Company or any of the Company Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code as a result of the transactions contemplated by this Agreement.
(h)    None of the Company nor any of the Company Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreements, other than any such agreement included in contracts entered into in the ordinary course of business (or related to the acquisition of the Company or any Company Subsidiary or any assets of the Company or any Company Subsidiary) the primary purpose of which does not relate to Taxes, such as leases, licenses, credit agreements and purchase agreements.
(i)    None of the Company nor any of the Company Subsidiaries has ever been a member of an Affiliated Group, other than any Affiliated Group of which the Company or a Company Subsidiary is the common parent. None of the Company nor any of the Company Subsidiaries has any Tax liability for any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), or as a transferee or successor.
(j)    None of the Company nor any of the Company Subsidiaries has participated in an international boycott within the meaning of Section 999 of the Code.
(k)    None of the Company nor any of the Company Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract that is treated as a partnership for income Tax purposes.
(l)    During the five years prior to the Closing Date, neither the Company nor any of the Company Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
(m)    None of the Company nor any of the Company Subsidiaries is, or has been, a party to any “listed transaction” or “reportable transaction” as defined in Section 6707A(c)(1) and 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4.

(n)    Neither the Company nor any of the Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) adjustment under Section 481 of the Code as a result of a change in method of accounting requested by the Company or any of the Company Subsidiaries prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed by the Company or any of the Company Subsidiaries prior to the Closing Date; (iii) installment sale or open transaction disposition made by the Company or any of the Company Subsidiaries prior to the Closing Date; (iv) prepaid amount received prior to the Closing Date; or (v) election under Section 108(i) of the Code with respect to the discharge of any indebtedness made prior to the Closing Date.
(o)    The IC-DISC of the Company and the Company Subsidiaries has not engaged in any activities since December 31, 2011 that would materially increase any deferred Tax liability.
(p)    The Company did not distribute any cash or property with respect to any class of equity during the period beginning on December 23, 2007 through the Closing, except the distribution of Series A Convertible Preferred in payment of accrued dividends on the Series A Convertible Preferred on December 23, 2010. The Company did not have convertible debt outstanding at any time during the period beginning on December 23, 2007 through the Closing.
The representations and warranties in this Section 3.10 and Section 3.14 constitute the sole and exclusive representations and warranties on any Tax matters of the Company and the Company Subsidiaries, including representations and warranties regarding compliance with Tax Laws, liability for Taxes, the filing of Tax Returns, and accruals and reserves for Taxes on any financial statement or the books and records of the Company and the Company Subsidiaries.
Section 3.11    Contracts and Commitments.
(a)    Section 3.11(a) of the Company Disclosure Schedule (by reference to the applicable subsection hereof) lists all of the following Contracts to which the Company or any of the Company Subsidiaries is a party and which are currently in effect:
(i)    Any pension, retirement or deferred compensation plan or contract or other bonus plan, other than as described in Section 3.14 of the Company Disclosure Schedule;
(ii)    Any collective bargaining agreement or contract with any labor union;
(iii)    Any employment agreement for the employment of any officer;
(iv)    Any loan agreement or indenture with any third party relating to Indebtedness for borrowed money under which the Company or any of the Company Subsidiaries has borrowed money, in each case relating to amounts in excess of $500,000 outstanding;

(v)    Any Contract with any third party under which the Company or any of the Company Subsidiaries is lessee of any personal property owned by any third party for which the annual rental payments paid by the Company or any of the Company Subsidiaries exceeds $350,000 and which is not terminable on ninety (90) days’ or fewer days’ notice by the Company or any of the Company Subsidiaries without liability for any material penalty;
(vi)    Any Contract under which the Company or any of the Company Subsidiaries is lessor of any personal property owned by the Company or any of the Company Subsidiaries for which the annual rental payments paid to the Company or any of the Company Subsidiaries exceeds $500,000 and which is not terminable on ninety (90) days’ or fewer days’ notice by the Company or any of the Company Subsidiaries without liability for any material penalty;
(vii)    Any Contract (other than those covered by clauses (i) through (vi) above and other than the Real Property Leases) with any third party involving annual payments to or by the Company or any of the Company Subsidiaries of more than $500,000 with respect to any such Contract;
(viii)    Any Contract with respect to a partnership or joint venture or sharing of profits;
(ix)    Any group purchasing organization Contract;
(x)    Any Contract granting any Person a Lien on all or any part of the material assets of the Company and the Company Subsidiaries, taken as a whole, other than Liens that will be released at or prior to the Closing;
(xi)    Any Contract relating to the acquisition or disposition of any real property since January 1, 2011;
(xii)    Any Contract that provides for indemnification of a third-party by the Company or any Company Subsidiary, other than in the ordinary course of business;
(xiii)    Any Contract with any third party containing covenants prohibiting the Company or any of the Company Subsidiaries in any material respect from competing in any line of business against any such third party (other than through confidentiality provisions or agreements and non-solicitation of employee provisions or agreements); and
(xiv)    Any Contract relating to the voting or control of the capital stock of the Company or the election of directors of the Company.
(b)    With respect to each of the Contracts set forth on Section 3.11(a) of the Company Disclosure Schedule (each a “Material Contract”), except as set forth on Section 3.11(b) of the Company Disclosure Schedule, (i) the Company has made available to Parent and Merger Sub a correct and complete copy of such Material Contract (including all amendments), (ii) neither the Company, or any of the Company Subsidiaries nor, to the Company’s knowledge, any other party thereto, is in material breach of such Material Contract or default under any such Material Contract, (iii) the Company or the Company Subsidiaries have performed, in all material respects, all material obligations required to by performed by such Persons in connection with the Material Contracts and (iv) each such Material Contract is valid and in full force and effect in all material respects and constitutes a legal, valid and binding obligation of the Company or such Company Subsidiary and, to the Company’s knowledge, the other parties thereto, and is enforceable against the Company or the Company Subsidiaries in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Since January 1, 2011, none of the Company or any Company Subsidiary has received a notice of termination or nonrenewal with respect to any of the Material Contracts.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Company Disclosure Schedule contains a list of (i) all of the registered patents, trademark registrations, service mark registrations, domain name registrations, copyright registrations and trade name registrations, and all applications for the registration of any of the foregoing, that are owned by the Company and/or any of the Company Subsidiaries, and (ii) all databases and software applications that are owned by the Company and/or any of the Company Subsidiaries and, in the case of clauses (i) and (ii), material to the conduct of any of their respective businesses; and specifies, in each instance with respect to the information provided pursuant to clauses (i) and (ii), the specific owner thereof, and, to the extent applicable, the registration, application, serial or patent number thereof, the date of registration and/or filing thereof, and the jurisdiction in which such item is filed or registered. Except as set forth on Section 3.12(a) of the Company Disclosure Schedule, all such items are currently in the name of the Company and/or the Company Subsidiaries, and are in good standing, valid, subsisting and in full force and effect, and all renewal and maintenance fees in respect thereof (if applicable) have been duly paid. Except as set forth on Section 3.12(a) of the Company Disclosure Schedule: (a) since January 1, 2011, neither the Company nor any of the Company Subsidiaries has received any written notices of infringement or misappropriation or other violations from any third party with respect to the use by the Company or any of the Company Subsidiaries of any Intellectual Property owned or used by the Company or any of the Company Subsidiaries during such period, or otherwise challenging the validity, enforceability, use or ownership of any Intellectual Property owned or used by the Company or any of the Company Subsidiaries during such period; (b) neither the Company nor any of the Company Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property of any Person since January 1, 2011, or is currently infringing, misappropriating or otherwise violating any Intellectual Property of any Person; and (c) to the Company’s knowledge, no third party is infringing or misappropriating or otherwise violating any Intellectual Property owned by the Company and/or any of the Company Subsidiaries.
(b)    Except as set forth on Section 3.12(b) of the Company Disclosure Schedule: (i) each of the Company and the Company Subsidiaries owns or has the right to use, pursuant to a valid and enforceable license, sublicense, Contract or permission, all Intellectual Property necessary for the operation of their respective businesses as currently conducted; (ii) such Intellectual Property owned or licensed by the Company and/or any of the Company Subsidiaries constitutes all of the Intellectual Property necessary to operate the respective businesses thereof as currently conducted; and (iii) each item of Intellectual Property owned or used by the Company and/or any of the Company Subsidiaries will, immediately subsequent to the Closing Date, be owned or available for use by the Company and/or the Company Subsidiaries on such terms as are identical to those pursuant to which the Company and/or the Company Subsidiaries, immediately prior to the Closing Date, own or have the right to use such item.
(c)    The Company and the Company Subsidiaries have taken all commercially reasonable measures to safeguard and maintain the confidentiality and value of the trade secrets and confidential processes, procedures, models, modules, business methods, know-how, data and other confidential information and materials owned by or licensed to the Company and/or any of the Company Subsidiaries or otherwise used in the operation of their respective businesses.
(d)    The software, hardware, networks, communications facilities, other technology, and related services owned or used by the Company and/or any of the Company Subsidiaries (collectively, the “Systems”) are in the process of being implemented in order to be sufficient in all material respects for the operation of their respective businesses as currently conducted. During the twelve (12) months prior to the date hereof, there have been no viruses, bugs, worms, errors, failures, breakdowns, continued substandard performance, unauthorized intrusions, breaches of the security of any of the Systems or other adverse events affecting such Systems that have caused the material disruption, degradation or interruption in or to the use of such Systems and/or the conduct of the businesses of the Company and the Company Subsidiaries for any material length of time.
Section 3.13    Litigation. Except as set forth on Section 3.13 of the Company Disclosure Schedule, there are no actions, suits, claims, investigations, audits, arbitrations, mediations or other proceedings currently pending or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries, at law or in equity, which if determined adversely to the Company or such Company Subsidiary would reasonably be expected to result in a material Loss to the Company or such Company Subsidiary, and neither the Company nor any of the Company Subsidiaries are subject to any material outstanding judgment, order or decree of any Governmental Authority with respect to which the Company or any of the Company Subsidiaries has any future material obligations.
Section 3.14    Employee Benefit Plans.
(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth a list of each Employee Benefit Plan maintained by the Company or any of the Company Subsidiaries or to which the Company or any of the Company Subsidiaries are obligated to contribute. Each Employee Benefit Plan that provides benefits or otherwise relates to current or former employees, officers or directors of the Company or any Company Subsidiary located outside of the United States shall be hereinafter referred to as a “Foreign Plan.” Each Foreign Plan has been designated as such on Section 3.14(a) of the Company Disclosure Schedule.

(b)    Except as set forth on Section 3.14(b) of the Company Disclosure Schedule:
(i)    All such Employee Benefit Plans have been made available to Parent, Merger Sub and/or their agents;
(ii)    Since January 1, 2011, each such Employee Benefit Plan has been maintained, funded and administered in compliance with its terms and all applicable Laws (including, to the extent applicable, the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code), except as would not result in a material Loss to the Company and the Company Subsidiaries taken as a whole;
(iii)    Other than routine claims for benefits, there is no claim or lawsuit pending or, to the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries arising out of any such Employee Benefit Plan, except for any such claim or lawsuit as would not result in a material Loss to the Company and the Company Subsidiaries taken as a whole;
(iv)    In respect of each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code, the Company has received a favorable determination letter or prototype opinion letter from the Internal Revenue Service;
(v)    No such Employee Benefit Plan is a defined benefit pension plan or has, since January 1, 2011, been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA; and
(vi)    Neither the Company nor any of the Company Subsidiaries contribute to, or has any obligation to contribute to, any Multiemployer Plan.
(c)    Neither the Company nor any ERISA Affiliate has at any time participated in or made contributions to or had any other liability with respect to, a plan that is (i) a Multiemployer Plan, (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), or (iv) subject to Section 302 or Title IV of ERISA or Section 412 of the Code.
(d)    No Employee Benefit Plan provides medical, health, life insurance or other welfare-type benefits to retirees or former employees or individuals who terminate (or have terminated) employment with the Company or any ERISA Affiliate, or the spouses or dependents of any of the foregoing (except for limited continued medical benefit coverage for former employees, their spouses and other dependents as required to be provided under Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”)).
(e)    Except as set forth on Section 3.14(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any employee, officer, director or consultant of the Company or any Company Subsidiary to severance pay or any material increase in severance pay; (ii) accelerate the time of payment or vesting, or materially increase the amount, of compensation due to any such employee, officer, director or consultant; (iii) directly or indirectly cause the Company or any Company Subsidiary to transfer or set aside any assets to fund any material benefits under any Employee Benefit Plan; (iv) otherwise give rise to any material liability under any Employee Benefit Plan; or (v) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Employee Benefit Plan on or following the Closing Date.
(f)    All contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each Employee Benefit Plan, and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each Employee Benefit Plan or have been accrued on the Financial Statements.
(g)    Since January 1, 2011, each Foreign Plan has been maintained, funded and administered in compliance in all material respects with its terms, applicable collective bargaining agreements and the requirements of applicable Laws. No Foreign Plan has any unfunded or underfunded liabilities, except as would not result in a material Loss to the Company and the Company Subsidiaries taken as a whole.
(h)    As of the Closing Date, there is no contract, plan or arrangement covering any employee or former employee of any of the Company or any of the Company Subsidiaries that, individually or collectively, will give rise to the payment of any amount that would not be deductible pursuant to Section 162 or 404 of the Code as a result of the transactions contemplated by this Agreement.
(i)    This Section 3.14 constitutes the sole and exclusive representations and warranties of the Company and the Company Subsidiaries with respect to any matters relating to any Employee Benefit Plan.
Section 3.15    Insurance. Section 3.15 of the Company Disclosure Schedule lists each material insurance policy owned by the Company or any of the Company Subsidiaries for their own benefit. All of such insurance policies are in full force and effect, and neither the Company nor any of the Company Subsidiaries is in default with respect to its payment obligations under any of such insurance policies. All premiums on all such policies have been paid to date and the Company and the Company Subsidiaries have complied in all material respects with all conditions of such policies. Since January 1, 2011, none of the Company nor any Company Subsidiary has received written notice of any material failure to comply with the terms of such policies or any written notice of nonrenewal, cancellation or intent to cancel, or increase or intent to increase premiums, with respect to such insurance policies.
Section 3.16    Compliance with Laws. Except as set forth on Section 3.16 of the Company Disclosure Schedule, (i) the Company and the Company Subsidiaries are, and since January 1, 2011 have been, in compliance with all Laws, orders, judgments and decrees of any Governmental Authority applicable to the Company or any of the Company

Subsidiaries in all material respects, and (ii) since January 1, 2011, the Company and the Company Subsidiaries have not received notice from any Governmental Authority of any ongoing, pending, active or threatened complaints, suits, actions, investigations, inquiries or proceedings involving the Company or any of the Company Subsidiaries with respect to any Laws.
Section 3.17    Environmental Matters. Except as set forth on Section 3.17 of the Company Disclosure Schedule:
(a)    The Company and the Company Subsidiaries are, and since January 1, 2011 have been, in compliance with all applicable Environmental and Safety Laws in all material respects.
(b)    The Company and the Company Subsidiaries possess all material permits, licenses and other authorizations required under applicable Environmental and Safety Laws to be possessed by them with respect to the conduct of their respective businesses as presently conducted, and are in compliance with such permits, licenses and authorizations in all material respects.
(c)    Neither the Company nor any of the Company Subsidiaries has, since January 1, 2011, received any written notice from any Governmental Authority that alleges that the Company or any of the Company Subsidiaries is in material violation of any Environmental and Safety Law or has any material liability arising under applicable Environmental and Safety Laws relating to either the Company, any of the Company Subsidiaries or any of their respective facilities, the subject of which is unresolved.
(d)    Except for the use of Hazardous Materials in compliance in all material respects with all applicable Environmental and Safety Requirements and in a manner and condition that would not give rise to material liabilities or remedial obligations under applicable Environmental and Safety Laws, (i) there are no Hazardous Materials on, in or under, or emanating from or affecting, the Real Property or any facilities or operations thereon, and (ii) there has been no Release by the Company or any of the Company Subsidiaries or, to the knowledge of the Company, by any other Person, of any Hazardous Material at, migrating onto or under, or emanating from the Real Property.
(e)    True and correct copies of all environmental assessments, studies and audits conducted since January 1, 2007 in relation to the Real Property by or on behalf of the Company or any of the Company Subsidiaries, or otherwise in the possession or control of the Company or any of the Company Subsidiaries, have been made available to Parent.
(f)    This Section 3.17 constitutes the sole and exclusive representations and warranties of the Company and the Company Subsidiaries with respect to any environmental, health or safety matters, including, without limitation, any arising under Environmental and Safety Laws.
Section 3.18    Related Party Transactions. Except as set forth on Section 3.18 of the Company Disclosure Schedule, no current or former Company equityholder, officer, director or employee of the Company or any of the Company Subsidiaries or any Affiliate of the foregoing is a party to any Affiliate Transaction.

Section 3.19    Employees
(a)    Except as set forth on Section 3.13 of the Company Disclosure Schedule or Section 3.19(a) of the Company Disclosure Schedule, (i) neither the Company nor any of the Company Subsidiaries have experienced any strike or other collective bargaining dispute since January 1, 2011 that has not been dismissed or settled, (ii) the Company and the Company Subsidiaries are in substantial compliance with all applicable Laws regarding employment and employment practices, except where noncompliance would not result in a material Loss to the Company and the Company Subsidiaries taken as a whole, (iii) there is no labor strike, work stoppage or slowdown pending or, the Company’s knowledge, threatened against the Company or any of the Company Subsidiaries with respect to their employees and (iv) the Company and the Company Subsidiaries are, and have been since January 1, 2011, in compliance in all material respects with their respective obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”).
(b)    Except as set forth on Section 3.19(b) of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries are a party to, or bound by, any collective bargaining or other contract with a labor organization representing any of its employees.
(c)    Section 3.19(c) of the Disclosure Schedule contains a list of all employment agreements to which the Company or any of the Company Subsidiaries are a party with employees whose base salaries exceed $100,000 annually, other than employment agreements terminable by either party at-will and without any severance obligation on the part of the Company or any of the Company Subsidiaries that is not otherwise required by Law.
Section 3.20    Brokerage. Except as set forth on Section 3.20 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries have any liability or obligation to pay any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company or any of the Company Subsidiaries prior to the Closing Date.
Section 3.21    Governmental Licenses and Permits. Section 3.21 of the Company Disclosure Schedule contains a list of all material permits, certifications and licenses issued by any Governmental Authority (collectively, “Licenses”) that are owned or possessed by the Company or any of the Company Subsidiaries, and no other material Licenses are required to be owned or possessed by the Company or any of the Company Subsidiaries for the conduct of their respective businesses as presently conducted in all material respects. The Licenses set forth on Section 3.21 of the Company Disclosure Schedule are collectively referred to herein as the “Company Licenses”. All such Company Licenses listed on Schedule 3.21 are valid and in full force and effect, and the Company and each Company Subsidiary is in compliance in all material respects with each such Company License owned or possessed by such Person. Since January 1, 2011, the Company has not received any written notice from any Governmental Authority regarding a violation of, conflict with or failure to comply with any term or requirement of any Company License.

Section 3.22    Officers and Directors. Section 3.22 of the Company Disclosure Schedule lists all of the officers and directors of the Company and each Company Subsidiary.
Section 3.23    Bank Accounts; Powers of Attorney.
(a)    Section 3.23(a) of the Company Disclosure Schedule lists all banks and other financial institutions at which the Company and/or any Company Subsidiary maintains accounts of any nature. A correct and complete list of all such account names, account numbers and names of all persons authorized to draw thereon has been made available to Parent.
(b)    Section 3.23(b) of the Company Disclosure Schedule sets forth a correct and complete list of all outstanding powers of attorney executed on behalf of the Company and each Company Subsidiary.
Section 3.24    Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule sets forth a true, complete and correct list of the ten (10) largest customers of the Company and the Company Subsidiaries, collectively (the “Top Customers”), and the ten (10) largest suppliers of the Company and the Company Subsidiaries, collectively (the “Top Suppliers”), by volume of sales (by dollar volume) and purchases (by dollar volume), respectively, for the calendar year ended 2011 and the ten (10) months ended October 31, 2012. Except as set forth on Section 3.24 of the Company Disclosure Schedule, since January 1, 2011, neither the Company nor any of the Company Subsidiaries has received any written indication from any Top Customer or Top Supplier to the effect that such Top Customer or Top Supplier will stop purchasing or supplying materials, products or services from or to the Company or any of the Company Subsidiaries.
Section 3.25    Certain Payments. Since January 1, 2011, none of the Company, any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee or other Person associated with or acting on behalf of the foregoing Persons, has directly or indirectly, with respect to the businesses of the Company and the Company Subsidiaries (a) made any unlawful contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services to (i) obtain favorable treatment in securing business for the Company or any of the Company Subsidiaries, (ii) pay for favorable treatment for business secured by the Company or any of the Company Subsidiaries, or (iii) obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of the Company Subsidiaries, or (b) established or maintained any fund or asset with respect to the Company or any of the Company Subsidiaries that has not been recorded in the books and records of the Company or any of the Company Subsidiaries.
Section 3.26    Products; Warranties. Except as set forth on Section 3.26 of the Company Disclosure Schedule, each product manufactured, sold or delivered by the Company and the Company Subsidiaries since January 1, 2011 has been in conformity in all material respects with all product specifications, all express and implied warranties and all applicable Laws, and since January 1, 2011 neither the Company and nor any of the Company Subsidiaries has recalled any products (whether voluntary or required by any

Governmental Authority). Except as set forth on Section 3.26 of the Company Disclosure Schedule, the Company and the Company Subsidiaries do not have any material liability for replacement or repair of any such products or other damages in connection therewith or any other customer or product obligations not reserved against on the Latest Balance Sheet.
Section 3.27    No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE III (AS QUALIFIED BY THE COMPANY DISCLOSURE SCHEDULE), THE COMPANY MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE COMPANY HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR OTHERWISE.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub represent and warrant to the Company that:
Section 4.01    Organization and Authority. Each of Parent and Merger Sub is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).
Section 4.02    Authorization; Valid and Binding Agreement. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Parent and Merger Sub are a party by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent and Merger Sub and no shareholder votes are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby, other than the filing and recordation of the Certificate of Merger. This Agreement constitutes the valid and legally binding obligation of Parent and Merger Sub, enforceable in accordance with its terms and conditions, subject to laws of general application relating to public policy, bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief and other equitable remedies.
Section 4.03    Ownership of Merger Sub; No Prior Activities. Merger Sub is a wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.
Section 4.04    No Breach; Consents. Except for compliance with the applicable requirements of the HSR Act, the execution, delivery and performance of this Agreement and the other Transaction Documents to which Parent and Merger Sub are or will be a party by Parent and Merger Sub and the consummation of the transactions contemplated hereby do not (a) result in any breach of, constitute (or with notice or lapse of time or both would constitute) a default under, result in the amendment, alteration, termination or violation of, or accelerate the performance required by or the maturity of any liability pursuant to, or give rise to the creation or imposition of any Lien under, the provisions of either Parent’s or Merger Sub’s certificate or articles of incorporation or by-laws or equivalent organizational documents, (b) result in any breach of, constitute a default under or result in a violation of the provisions of any material Contract or material agreement to which Parent or Merger Sub is a party or bound, (c) violate any applicable Law, order, judgment or decree to which Parent or Merger Sub is subject or (d) require Parent or Merger Sub to obtain any authorization, consent or approval of or require Parent or Merger Sub to provide any notice to or make any filing with (x) any Governmental Authority under the provisions of any applicable Law, order, judgment or decree of any Governmental Authority to which Parent or Merger Sub is subject or (y) any other Person under the provisions of any material Contract or material agreement to which Parent or Merger Sub is a party or bound.
Section 4.05    Litigation. There are no actions, suits or proceedings pending or, to Parent’s knowledge, overtly threatened against or affecting Parent or Merger Sub at law or in equity, or before or by any Governmental Authority, which would adversely affect Parent’s or Merger Sub’s performance under this Agreement or the consummation of the transactions contemplated hereby.
Section 4.06    Brokerage. Except with respect to Robert W. Baird & Co., there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Parent or Merger Sub.
Section 4.07    Financing. Parent has, and will have on the Closing Date, sufficient cash on hand from Parent’s immediately available internal funds or available under a currently established committed credit facility or unutilized lines of credit with financial institutions to timely and fully consummate the transactions contemplated by this Agreement and perform its obligations hereunder. Parent acknowledges that Parent’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining any financing or (b) the availability of any financing to Parent or any of its Affiliates.
Section 4.08    Solvency. As of the Effective Time, after giving effect to any indebtedness being incurred on such date in connection with the transactions contemplated hereby, neither Parent, the Company nor the Company Subsidiaries will: (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the present fair salable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) have unreasonably small capital with which to engage in its business or (c) have incurred or plan to incur debts beyond its ability to pay as they become absolute and matured.
ARTICLE V
PRE-CLOSING COVENANTS
Section 5.01    Conduct of the Business.
(a)    During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, except as (i) otherwise permitted by or contemplated by this Agreement or the Company Disclosure Schedule, (ii) required by applicable Law, and/or (iii) as set forth on Section 5.01(a) of the Company Disclosure Schedule, the Company shall use its commercially reasonable efforts to (and shall use its commercially reasonable efforts to cause each Company Subsidiary to) operate its business in the ordinary course of business in all material respects and substantially in the same manner as previously conducted unless Parent shall have consented in writing; provided that no action by the Company or any of the Company Subsidiaries with respect to matters specifically addressed by any provision of Section 5.01(b) shall be deemed a breach of this Section 5.01(a), unless such action would constitute a breach of one or more of such provisions of Section 5.01(b). Notwithstanding the foregoing or anything in Section 5.01(b), the Company may use all available cash to pay any Company Transaction Expenses and Indebtedness prior to the Closing without violation or breach of any of the terms or provisions hereof.
(b)    Without limiting the generality of Section 5.01(a), during the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, except as (1) otherwise permitted by or contemplated by this Agreement or the Company Disclosure Schedule, (2) set forth on Section 5.01(b) of the Company Disclosure Schedule, (3) required by applicable Law, and/or (4) consented to in writing by Parent, the Company shall not, and shall cause each Company Subsidiary not to:
(i)    issue, sell or redeem any of its capital stock, other than redemptions paid in cash;
(ii)    issue, sell or redeem any securities convertible into, or options with respect to, warrants to purchase, or rights to subscribe for, any capital stock, other than redemptions paid in cash;
(iii)    effect any stock dividend or stock split or pay any dividend with respect to the Company Capital Stock (except for dividends in cash and dividends by any Company Subsidiary to the Company);

(iv)    amend its certificate or articles of incorporation or by-laws, except for amendments which will not impair the consummation of the transactions contemplated hereby or amendments required to comply with its obligations under this Agreement;
(v)    become legally committed to any new capital expenditures requiring expenditures following the Closing Date in excess of $500,000 in the aggregate, except for any expenditures pursuant to projects for which work has already been commenced or committed or its otherwise contemplated in the capital expenditure budget of the Company or any Company Subsidiary;
(vi)    except in the ordinary course of business consistent with past practice and/or as required or contemplated by any collective bargaining agreement or other written agreement in effect and/or as necessary to comply with Code Section 409A, grant any material salary or wage increases, or modify or amend any Employee Benefit Plan in any manner that materially increases the amount of the liability attributable to the Company or any Company Subsidiary in respect of such Employee Benefit Plan following the Closing;
(vii)    making any increase in the salary, wages or other compensation of any officer, employee or consultant of the Company or any Company Subsidiary outside of the ordinary course of business consistent with past practice;
(viii)    hiring or otherwise retaining the services of any employee or independent contractor with annual compensation (whether fixed or contingent, and whether from salary, bonus, commission or otherwise) in excess of $100,000 in the aggregate;
(ix)    establishing or modifying any (A) targets, goals, pools or similar provisions in respect of any fiscal year under any Employee Benefit Plan, employment agreement or other employee compensation arrangement or (B) salary ranges, increase guidelines or similar provisions in respect of any Employee Benefit Plan, employment agreement or other employee compensation arrangement, in each case to the extent any payment obligations or liabilities in connection therewith will be incurred after the Closing Date;
(x)    except in the ordinary course of business, sell or otherwise dispose of, or impose or suffer any Lien on, any of the material assets owned by such Person (other than sales of inventory, product or obsolete assets);
(xi)    other than purchases of inventory, product and similar assets in the ordinary course of business, acquire by merging or consolidating with, or agreeing to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization;
(xii)    make, change or rescind any material election relating to Taxes; modify or change an accounting method, other than changes required by the Code; file any amended Tax Return; enter into any closing agreement or settle any Tax audit or proceeding ; surrender any right to claim of refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; settle or compromised any Tax liability;
(xiii)    create, incur or assume any Indebtedness, other than draws under existing loans or intercompany loans;
(xiv)    enter into any Contract that results in payments by or to such Person in excess of $500,000 (other than in the ordinary course of business consistent with past practices); or
(xv)    enter into any agreement in furtherance of any of the foregoing.
Section 5.02    Access to Books and Records. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, the Company shall (i) give Parent and its authorized representatives (“Parent’s Representatives”) reasonable access to designated personnel, offices, properties, books and records of the Company and the Company Subsidiaries that are in the possession or under the control of the Company to the extent relating to the Company; provided that any such access (a) shall be during normal business hours on reasonable notice, (b) shall not, except as otherwise agreed in writing by the Company, include sampling or testing of soil, sediment, surface or ground water and/or building material, (c) shall not be required where such access would be prohibited or otherwise limited by, or would be in violation of, any applicable Law or agreement and (d) shall not otherwise unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries and (ii) furnish to Parent such additional information concerning the Company and the Company Subsidiaries as may be reasonably requested.
Section 5.03    Conditions. During the period from the date hereof to the earlier of immediately prior to the Closing and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, the Company shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof. Notwithstanding anything in this Agreement to the contrary, for the avoidance of doubt, the “commercially reasonable efforts” of the Company (prior to the Closing) and/or any Company Subsidiary (prior to the Closing) as used in this Section 5.03 or elsewhere in this Agreement shall not require any of them to expend any money to remedy any breach of, or to perform, any representation, warranty or covenant hereunder, to commence any litigation or arbitration proceeding or to offer or grant any accommodation (financial or otherwise) to any third party; provided that if the Company (prior to the Closing) and/or the Company Subsidiaries (prior to the Closing) elects to remedy any such breach, none of them shall be deemed to be in breach of such representation, warranty or covenant for any purpose under this Agreement (including for purposes of Section 8.01 and Article IX).
Section 5.04    Requisite Shareholder Approval. The Company shall call and hold a meeting of its shareholders or, if applicable, distribute a written action of shareholders of the Company in lieu of a meeting as promptly as practicable after the date hereof for the purpose of obtaining the Requisite Shareholder Approval, and the Company shall use its commercially reasonable efforts to hold such meeting or distribute a written action, as the case may be, as soon as practicable after the date hereof. In connection with the Requisite Shareholder Approval, the Company shall distribute to the Company Shareholders any disclosure materials as required by applicable Law.
Section 5.05    No-Shop. In consideration of the substantial expenditure of time, effort and expense undertaken by Parent in connection with its due diligence review and the preparation and negotiation of this Agreement, from and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, each of the Representative, the Company and the Company Subsidiaries agree that none of them will (or will permit any of their respective Affiliates, equityholders, directors, officers, employees, representatives or other agents, to), directly or indirectly, (a) initiate, solicit, entertain, negotiate, accept or discuss, directly or indirectly, any proposal or offer to acquire all or a significant portion of the stock, business or assets of the Company or the Company Subsidiaries whether by sale, merger, recapitalization or other transfer (a “Proposed Transaction”), (b) provide any information or allow continued electronic (e.g. IntraLinks) data room access to or otherwise communicate with any party in connection with any Proposed Transaction except that the Company (or its advisors on its behalf) will promptly inform any Person making such inquiry or proposal of the exclusivity provisions hereof, or (c) enter into any agreement, arrangement or other understanding that could require it to abandon, terminate or fail to consummate the transactions contemplated by this Agreement. Each of the Representative, the Company and the Company Subsidiaries will (and will cause each of its Affiliates to) immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing. Each of the Representative, the Company and the Company Subsidiaries will promptly advise Parent of the terms of any communications they may receive or become aware of relating to any Proposed Transaction and the identity of the Persons involved with any such Proposed Transaction.
Section 5.06    Notification. Prior to the Closing, upon discovery of any variances from the representations and warranties contained in Article III, the Representative shall promptly notify Parent of such variances.
ARTICLE VICOVENANTS OF PARENT

Section 6.01    Access to Books and Records. From and after the Closing, Parent shall, and shall cause the Surviving Corporation to, provide the Representative and its Affiliates and their respective authorized representatives with reasonable access, during normal business hours, to the books, records (including accountants’ work papers), properties, facilities and employees of the Surviving Corporation and the Company Subsidiaries with respect to periods prior to the Closing Date and/or in connection with any matter relating to or arising out of this Agreement and/or any of the transactions contemplated hereby (whether or not relating to periods prior to the Closing Date).
Section 6.02    Director and Officer Liability and Indemnification.
(a)    After the Closing, Parent shall, and shall cause the Surviving Corporation to continue to, indemnify and hold harmless each present and former director and officer (and similar functionary) of the Company and each of the Company Subsidiaries (each a “Covered Person”) against any actual costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities of any nature whatsoever, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing (including, without limitation, the transactions contemplated by this Agreement), whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the Company or such Company Subsidiary, as applicable, would have been permitted under applicable law and/or any of the certificates or articles of incorporation, by-laws and/or other organizational documents of any of the Company and the Company Subsidiaries (collectively, the “Constitutive Documents”) in effect on the date hereof to indemnify and/or exculpate any such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable law and/or the Constitutive Documents); provided, however, the person to whom such expenses are advanced provides an unsecured undertaking to the Surviving Corporation to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
(b)    During the period from the Closing until the six (6) year anniversary of the Closing Date, (i) Parent shall cause the Constitutive Documents of the Surviving Corporation and each of the Company Subsidiaries to contain the provisions with respect to indemnification and exculpation set forth in the Constitutive Documents of the Company and such Company Subsidiary, as applicable, on the date of this Agreement, and (ii) Parent shall not, and shall not permit the Surviving Corporation or any of the Company Subsidiaries to amend, repeal or modify any provision in the Constitutive Documents of the Surviving Corporation or such Company Subsidiary, as applicable, relating to the exculpation or indemnification of any Covered Person in a manner that could reasonably be expected to adversely affect such exculpation or indemnification obligation (unless required by law), it being the intent of the parties that the Covered Persons shall continue to be entitled to such exculpation and indemnification to the full extent of the law.
(c)    Prior to the Closing, the Company shall obtain a fully-paid up extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage covering the Covered Persons who are presently covered by the Company’s and the Company Subsidiaries’ officers’ and directors’ liability insurance policies with respect to actions and omissions occurring at or prior to the Closing in a form reasonably acceptable to the Representative that shall provide such Covered Persons for six (6) years following the Closing with coverage no less extensive than the existing directors’ and officers’ liability insurance coverage maintained by the Company and the Company Subsidiaries and having other terms no less favorable to the Covered Persons covered thereby than the existing coverage.
(d)    In the event that after the Closing Date, Parent or the Surviving Corporation, or their respective successors or assigns, transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, honor the indemnification and other obligations of such Persons, including under this Section 6.02.
(e)    The provisions of this Section 6.02 are intended to be for the benefit of, and shall be enforceable by, each Covered Person.
Section 6.03    Conditions. During the period from the date hereof to the earlier of immediately prior the Closing and the date that this Agreement is terminated in accordance with its terms, on and subject to the terms and conditions hereof, Parent shall use its commercially reasonable efforts to cause the conditions set forth in Article VIII to be satisfied and to consummate the transactions contemplated herein, in each case as promptly as practicable after the date hereof.
Section 6.04    Contact with Customers, Suppliers, Etc. Prior to the Closing, Parent shall not contact and/or communicate with, and shall cause its Affiliates, representatives, agents and other advisors not to, contact and/or communicate with any employee, officer, director, customer, supplier or other material business relation of the Company and/or any of the Company Subsidiaries in connection with the transactions contemplated hereby or otherwise with respect to matters pertaining to the Company, any of the Company Subsidiaries and/or any of their respective businesses, except with the prior written consent of the Company.
Section 6.05    Confidentiality. Parent acknowledges that it and its representatives and advisors remain bound by the Confidentiality Agreement, dated as of September 14, 2012 (the “Confidentiality Agreement”), between Parent and the Company in accordance with its terms.
Section 6.06    WARN Act Notice. For a period of 90 days after the Closing Date, Parent shall not, and shall cause the Surviving Corporation and each of the Company Subsidiaries not to, take any action as would trigger any liability under the WARN Act or any similar Laws. Parent shall be solely responsible for providing any notice or other filing required under the WARN Act or any similar Laws in respect of the termination after the Closing of the employment of any employee of the Surviving Corporation or any of the Company Subsidiaries, and shall indemnify and hold the Holders harmless from any liability arising from any failure of Parent to comply fully with this Section 6.06.

Section 6.07    Notification. Prior to the Closing, upon discovery of any variances from the representations and warranties contained in Article IV, Parent shall promptly notify the Company and the Representative of such variances.

ARTICLE VII
ADDITIONAL COVENANTS AND AGREEMENTS
Section 7.01    Acknowledgment by Parent.
(a)    Parent acknowledges and agrees that it has conducted an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and the Company Subsidiaries. PARENT ACKNOWLEDGES AND AGREES THAT THE REPRESENTATIONS AND WARRANTIES BY THE COMPANY IN THIS AGREEMENT AND BY THE HOLDERS IN THE LETTER OF TRANSMITTAL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE HOLDERS TO PARENT IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PARENT UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION OR PROJECTIONS, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE COMPANY OR THE COMPANY SUBSIDIARIES) ARE SPECIFICALLY DISCLAIMED BY THE COMPANY AND THE HOLDERS. Except in the event of fraud, none of the Company, the Company Subsidiaries or the Holders make or provide, and Parent hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company’s or the Company Subsidiaries’ assets or any part thereto. Except in the event of fraud, Parent acknowledges and agrees that no claim shall be brought or maintained by the Company, the Company Subsidiaries or Parent or their respective successors or permitted assigns against any officer, partner, director or employee (present or former) of the Company, the Company Subsidiaries, the Holders or any direct or indirect equityholder of any of the Holders, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in, or breach of any of the representations, warranties or covenants of the Company, the Company Subsidiaries and/or the Holders set forth or contained in, this Agreement or any certificate delivered hereunder, except against the Holders to the extent provided in Article X hereof.
(b)    In connection with Parent’s investigation of the Company and the Company Subsidiaries, Parent acknowledges and agrees that it has received from or on behalf of the Company and the Company Subsidiaries certain estimates, projections and other forecasts and plans. Parent acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, plans and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts), and that Parent shall have no claim against the Company, the Company Subsidiaries, the Holders or any direct or indirect equityholder of any of the Holders with respect thereto. Accordingly, Parent acknowledges and agrees that none of the Company, the Company Subsidiaries or the Holders make any representations or warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections, plans and forecasts). Parent agrees that none of the Holders nor any other Person will have or be subject to any liability to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any information regarding the Company and the Company Subsidiaries or their respective businesses, including any offering memoranda, accounting reports or similar documents prepared by the Company, the Company Subsidiaries and/or any of their respective advisors and any information, document or material made available to Parent or its Affiliates in certain “data rooms,” management presentations, discussions with management or any other form in expectation of the transactions contemplated by this Agreement.
Section 7.02    Tax Matters.
(a)    Responsibility for Filing Tax Returns.
(i)    Parent shall, at its sole cost and expense, timely prepare or cause to be timely prepared and timely file or cause to be timely filed all Tax Returns of the Company and the Company Subsidiaries that are due after the Closing Date (the “Parent Prepared Returns”) and, subject to rights to indemnification pursuant to this Agreement for Indemnified Taxes, shall timely pay or cause to be timely paid all Taxes shown as due thereon. To the extent that a Parent Prepared Return relates to a Pre-Closing Tax Period or Straddle Period, such Tax Returns shall be prepared on a basis consistent with existing procedures and practices and accounting methods of the Company and the Company Subsidiaries to the extent such existing procedures and practices and accounting methods are in accordance with applicable Law and, to the extent applicable, the conventions provided in Section 7.02(a)(iii). At least thirty (30) days prior to the due date of any Parent Prepared Return that relates to a Pre-Closing Tax Period or Straddle Period, Parent shall submit a draft of such Tax Return to the Representative for its review and comment. Parent shall cause the Company and/or the Company Subsidiaries, as applicable, to incorporate any comments made by the Representative in the Tax Return actually filed to the extent that such comments are reasonable and not inconsistent with existing procedures and practices and accounting methods of the Company and the Company Subsidiaries and are in accordance with applicable Law.
(ii)    Except as necessary to comply with Section 7.02(f), Parent shall not, and shall not allow Surviving Corporation or any Company Subsidiary, to amend any Tax Return of the Company and the Company Subsidiaries for a Pre-Closing Tax Period or

Straddle Period or otherwise initiate (or otherwise participate in) any other Holder Approved Tax Matter without the prior written permission of the Representative; provided, however, that Parent may amend any Tax Return of the Company and the Company Subsidiaries for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or otherwise participate in) any other Holder Approved Tax Matter without the prior written consent of the Representative and if any such action that was not approved by the Representative results in any Indemnified Taxes to the Company and the Company Subsidiaries for which the Holders otherwise would be required to indemnify the Parent Indemnified Parties pursuant to Section 10.02, the Holders will not be required to indemnify the Parent Indemnified Parties for such Indemnified Taxes resulting from such action.
(iii)    Parent, the Surviving Corporation and the Representative agree with respect to certain Tax matters as follows:
(A)    To treat (and have the Company and each Company Subsidiary treat) any Transaction Deductions paid or accrued on or before the Closing as deductible in a Pre-Closing Tax Period (or portion of the Straddle Period ending on the Closing Date) and no party hereto shall apply (or allow the Company or any Company Subsidiary to apply) the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) to such deductions.
(B)    To make (and have the Company and, as necessary, each Company Subsidiary make) an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Deductions (including the fees of Piper Jaffray & Co. and Wells Fargo) that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).
(C)    To treat (and have the Company and each Company Subsidiary treat) any gains, income, deductions, losses, or other items realized by the Company or any Company Subsidiary resulting from any Parent Closing Date Transaction as occurring on the day after the Closing Date and to utilize (and cause the Company and each Company Subsidiary to utilize) the “next day rule” in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or non-U.S. Law) for purposes of reporting such items on applicable Tax Returns.
(D)    That no election shall be made by any party (or the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-76(b)(2) (or any similar provision of state, local, or non-U.S. Law) to ratably allocate items incurred by the Company or any Company Subsidiary.
(E)    That no election under Code Section 338(g) shall be made with respect to the acquisition of the shares of the Company or any Company Subsidiary contemplated by this Agreement.

(F)    To treat all interest and other earnings on the Escrow Accounts as income of Parent in accordance with the transition rule set forth in Proposed Treasury Regulation Section 1.468B-8(h)(2).
(G)    That no election shall be made to waive the carry back of any net operating loss or other Tax attribute or credit realized in a Pre-Closing Tax Period.
(H)    To treat any indemnification payments as adjustments to the Merger Consideration to the extent permitted under applicable Law.
Unless otherwise required by a determination of a Governmental Authority that is final, neither Parent nor the Surviving Corporation shall file a Tax Return (and Parent and the Surviving Corporation shall not allow the Company Subsidiaries to file a Tax Return) that is inconsistent with any agreement pursuant to this Section 7.02(a)(iii), and neither Parent nor the Company Subsidiaries shall take any position (and Parent and the Surviving Corporation shall not allow the Company Subsidiaries to take any position) during the course of any Tax Contest or other audit or proceedings that is inconsistent with any agreement pursuant to this Section 7.02(a)(iii).
(b)    Straddle Period Tax Returns. To the extent permissible under applicable Laws, the parties agree to elect (and have the Company and each Company Subsidiary elect) to have each Tax year of the Company and the Company Subsidiaries end on the Closing Date and, if such election is not permitted or required in a jurisdiction such that the Company and the Company Subsidiaries are required to file a Tax Return for a Straddle Period, the parties agree to use the following conventions for determining the amount of Taxes attributable to the portion of the Straddle Period ending on the Closing Date: (i) in the case of property Taxes and other similar Taxes imposed on a periodic basis, the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period; and (ii) in the case of all other Taxes (including income Taxes, sales Taxes, employment Taxes, withholding Taxes), the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company and the Company Subsidiaries filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending on as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period.
(c)    Cooperation on Tax Matters. The Representative and Parent shall (and Parent shall cause the Surviving Corporation and the Company Subsidiaries) to (i) assist in the preparation and timely filing of any Tax Return of the Company and the Company Subsidiaries; (ii) assist in any audit or other proceeding with respect to the Tax Returns or Taxes of the Company and the Company Subsidiaries; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company and the Company Subsidiaries; (iv) provide any information required to allow the Representative, Parent, the Surviving Corporation or any

Subsidiaries to comply with any information reporting contained in the Code or other applicable Laws; and (v) provide certificates or forms, and timely execute any Tax Return, to the extent in compliance with applicable Law, that are necessary or appropriate to establish an exemption for (or reduction in) any Transfer Tax.
(d)    Transfer Taxes. Parent will pay, and will indemnify and hold the Holders harmless against, any documentary, stamp, stock transfer, or similar Tax imposed on the Company, the Company Subsidiaries or one or more Holders as a result of the transactions contemplated by this Agreement and any related penalties or interest (collectively, “Transfer Taxes”).
(e)    Tax Contests.
(i)    If any Governmental Authority issues to the Company or the Company Subsidiaries (1) a notice of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes of the Company or the Company Subsidiaries for any Pre-Closing Tax Period or Straddle Period or (2) a notice of deficiency for Taxes for any such period, Parent shall notify the Representative of its receipt of such communication from the Governmental Authority within ten (10) days of receipt and provide the Representative with copies of all correspondence and other documents received from the Governmental Authority. The Surviving Corporation and the Company Subsidiaries, as applicable, shall control any audit or other proceeding in respect of any Taxes or Tax Returns of the Company and the Company Subsidiaries (a “Tax Contest”); provided, however, (1) the Representative, at the Holders’ sole cost and expense, shall have the right to participate in any Tax Contest to the extent it relates to a Pre-Closing Tax Period and participate in any Tax Contest to the extent it relates to a Straddle Period, but only if the Holders have an indemnification obligation to any Parent Indemnified Party for the Taxes that are the subject of such Tax Contest; and (2) Parent shall not, and shall not allow the Surviving Corporation and the Company Subsidiaries, to settle, resolve, or abandon a Tax Contest (whether or not the Representative participates or controls in such Tax Contest) for a Pre-Closing Tax Period or Straddle Period, to the extent that the Holders have an indemnification obligation to any Parent Indemnified Party for the Taxes that are the subject of such Tax Contest without the prior written permission of the Representative (which shall not be unreasonably withheld, delayed, or conditioned).
(ii)    If the Representative elects to participate in a Tax Contest for which the Holders have an indemnification obligation to any Parent Indemnified Party for the Taxes that are the subject of such Tax Contest as provided in Section 7.02(e)(i), (1) the Representative shall notify Parent of such intent; (2) Parent shall control, or cause the Surviving Corporation or the Company Subsidiaries, as applicable, to control, such Tax Contest diligently and in good faith; (3) Parent shall (and shall cause the Surviving Corporation and the Company Subsidiaries to) promptly take all actions necessary to allow the Representative (and its counsel) to fully participate in such Tax Contest; and (4) if requested by the Representative, Parent shall settle (or cause the Surviving Corporation or the applicable Company Subsidiaries, as applicable, to settle) the Tax Contest on terms acceptable to the Governmental Authority and the Representative (provided that such settlement will not result in a Parent Indemnified Party incurring any Tax that the Holders are not required to pay or indemnify the Parent Indemnified Parties for under this Agreement).
(iii)     If the Representative elects to participate in such Tax Contest, its right to participate shall include the following: (a) being consulted with on an ongoing and timely basis by Parent, the Surviving Corporation and any Company Subsidiary and any of their advisors regarding the conduct (and potential settlement) of such Tax Contest; (b) having reasonable access to books and records and personnel of Parent, the Surviving Corporation and any Company Subsidiary and any of their advisors that are relevant to such Tax Contest; (c) timely receiving from Parent, the Surviving Corporation or any Company Subsidiary or any of their advisors all correspondence, other documents and settlement offers received by Parent, the Surviving Corporation or any Company Subsidiary or any of their advisors from any Governmental Authority that are relevant to such Tax Contest; (d) approving any settlement offers to be made by Parent, the Surviving Corporation or any Company Subsidiary or any of their advisors to any Governmental Authority with respect to such Tax Contest; (e) to the extent not prepared by or on behalf of the Representative, receiving on a timely basis all drafts of correspondence, submissions and other documents or other written material prepared by, or compiled on behalf of, Parent, the Surviving Corporation or any Company Subsidiary or any of their advisors that are intended to be provided to any Governmental Authority with respect to such Tax Contest; (f) having all of its reasonable comments to any drafts of any correspondence, submissions or other documents or written material to be provided to any Governmental Authority with respect to such Tax Contest incorporated and approving the final form of any such correspondence, submission, document or other written material; (g) receiving from Parent, the Surviving Corporation or any Company Subsidiary or any of their advisors timely notice of any conferences, meetings or calls with any Governmental Authority that are with respect to such Tax Contest; (h) being consulted by Parent, the Surviving Corporation and any Company Subsidiary and any of their advisors prior to any conferences or meetings or calls with any Governmental Authority as to the proper conduct of such meetings; and (i) having the right to attend, and participate in, any conferences, meetings or calls with any Governmental Authority regarding such Tax Contest. If the Representative elects to participate in such Tax Contest, it shall be entitled to retain counsel or other advisors of its own selection (at its expense) to represent its interest and to receive, review, comment on and approve any correspondence, submission, document or other written material on the Representative’s behalf and to attend and participate in, on the Representative’s behalf, any meetings, calls or conferences with Parent, the Surviving Corporation or any Company Subsidiary or any of their advisors or with any Governmental Authority which, in each case, relate to such Tax Contest.
(iv)    If the Representative does not participate in a Tax Contest (whether by election or otherwise) that relates to a Pre-Closing Tax Period or Straddle Period for which the Holders have an indemnification obligation to the Parent Indemnified Parties for the Taxes that are the subject of such Tax Contest, (1) Parent shall cause the Surviving Corporation or the Company Subsidiaries, as applicable, to control such Tax Contest diligently and in good faith; (2) Parent shall keep the Representative reasonably informed regarding the status of such Tax Contest; and (3) if requested by the Representative, Parent shall settle (or cause the Surviving Corporation and the Company Subsidiaries, as applicable, to settle) the Tax Contest on terms acceptable to the applicable Governmental Authority and the Representative (provided that such settlement will not result in any Parent Indemnified Party incurring any Taxes that the Holders are not required to pay or indemnify the Parent Indemnified Parties for under this Agreement).
(f)    Tax Refunds.
(i)    All refunds of Taxes (other than refunds of Transfer Taxes) of the Company or the Company Subsidiaries for any Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date as determined in accordance with the same principles provided for in Section 7.02(b)) (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be the property of the Holders to the extent such refund was not included as an asset in the computation of the Final Working Capital. To the extent that Parent, the Company or the Company Subsidiaries receive a refund that is the property of the Holders, Parent shall pay the amount of such refund (and interest received from the Governmental Authority), reduced by any reasonable out-of-pocket expenses incurred by Parent, the Company or the Company Subsidiaries with respect to the receipt of such Tax refund, to the Representative for distribution to the Holders in accordance with the terms of this Agreement. The amount due to the Holders shall be payable to the Representative ten (10) days after receipt of the refund from the applicable Governmental Authority (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset).
(ii)    Parent shall use commercially reasonable efforts and take such other efforts reasonably requested by Parent to claim (and shall cause the Surviving Corporation and the Company Subsidiaries to use commercially reasonable efforts and take such other efforts reasonably requested by Parent to claim) any refunds that will give rise to a payment to, or on behalf of, the Holders under Section 7.02(f). Such actions shall include, as promptly as possible following the Closing Date (but in no event with respect to filing IRS Form 4466 for 2012, longer than fifteen (15) days following the Closing Date), filing an IRS Form 1139 (and any comparable form for state or local Tax purposes) to claim a refund from the carrying back of a net operating loss for the year ended on the Closing Date and/or an IRS Form 4466 (and comparable form for state or local Tax purposes) claiming refund for the overpayment of estimated Taxes. Parent shall provide the Representative with copies of all Tax Returns filed that show refunds that could give rise to a payment hereunder (including any IRS Form 1139 or IRS Form 4466) promptly after filing.
Section 7.03    Further Assurances. From time to time, as and when requested by any party hereto and at such requesting party’s expense, any other party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement on and subject to the terms and conditions hereof. To the extent such assistance and cooperation is necessary, the Representative shall use commercially reasonable efforts (at the sole cost and expense of Parent) to assist and cooperate with Parent in obtaining the consent of the pre-Closing auditors of the Company to inclusion of their report on the pre-Closing financial statements in any SEC filing of Parent that requires the inclusion of any such pre-Closing financial statements and such consent. Within five (5) Business Days after the Closing Date, the Representative shall deliver to Parent a data CD containing all materials included in the Project Identity virtual data room.
Section 7.04    Regulatory Compliance. Parent and the Company have caused to be made the filings required under the HSR Act with respect to the transactions contemplated by this Agreement (collectively, the “HSR Filings”). Parent has paid the filing fee in connection with the HSR Filings. The parties hereto agree to comply at the earliest practicable date with any formal or informal request for additional information or documentary material received from the Antitrust Authorities in connection with the HSR Filings, this Agreement or the transactions contemplated hereby. The parties hereto further agree to cooperate with each other in order to resolve any investigation or other inquiry initiated by the Antitrust Authorities concerning the HSR Filings, provided, however, Parent is not required to agree to any dispositions of, or restrictions on the use of, assets or any restrictions on the operations of Parent or any of its subsidiaries (including the Company and the Company Subsidiaries) in order to resolve any investigation or inquiry. The parties hereto agree to promptly inform each other party of any material communication made to or received from the Antitrust Authorities.

ARTICLE VIIICONDITIONS TO CLOSING
Section 8.01    Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are subject to satisfaction of the following conditions on or before the Closing Date:
(a)    The representations and warranties of the Company set forth in Article III hereof shall be true and correct in all material respects at and as of the Closing Date (except for those representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or words to similar effect, in which case each such representation and warranty shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct in all material respects as of such particular dates (except for those representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or words to similar effect, in which case each such representation and warranty shall be true and correct in all respects);

(b)    The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;
(c)    The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated without any conditions;
(d)    No judgment, decree or order shall be in effect by any Governmental Authority, or threatened in writing by any Governmental Authority, that would prevent the consummation of the Closing or that would impose limitations on such Closing and/or the ability of any party hereto to perform its obligations hereunder or operate the business of the Company or the Company Subsidiaries;
(e)    This Agreement and the Merger and the other agreements contemplated hereby shall have been approved and adopted by the Requisite Shareholder Approval in accordance with the terms of the California Code, the articles of incorporation of the Company and the by-laws of the Company;
(f)    The consents, approvals, waivers and notices set forth on Section 8.01(f) of the Company Disclosure Schedule shall have been obtained and correct and complete copies of such consents, approvals, waivers and notices shall have been delivered to Parent;
(g)    From the date of this Agreement, there shall not have occurred any Material Adverse Effect;
(h)    Parent shall have received the following documentation:
(i)    a certificate of the secretary of the Company attaching (A) a certificate of good standing of the Company, dated not more than ten (10) Business Days prior to the Closing Date, from the Secretary of State of the State of California, (B) a copy of the current by-laws (or equivalent governing documents) of the Company, (C) a copy of the articles of incorporation, certified by the Secretary of State of the State of California, (D) a true, correct and complete copy of the resolutions of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party and the consummation of the transactions contemplated thereby and (E) a correct and complete list of Holders that have not voted in favor of the Merger as of the Closing;
(ii)    a certificate, dated the Closing Date, executed by an authorized officer of the Company certifying that the conditions precedent set forth in Section 8.01(a), (b), (e) and (g) have been satisfied;
(iii)    all Letters of Transmittal received by the Representative or the Company as of the Closing;
(iv)    the Payoff Letters;

(v)    the Company shall deliver to Parent properly executed statements in a form reasonably acceptable to the Buyer for purposes of satisfying the Buyer’s obligations under Treasury Regulations Section 1.1445-2(c)(3);
(vi)    evidence of termination of each of (A) the Amended and Restated Registration Agreement of the Company, dated as of December 23, 2010, (B) the Shareholders Agreement and (C) the Management Services Agreement, dated as of June 26, 2007, by and between Water Street Healthcare Management, L.P. and the Company;
(vii)    the Option Plan Amendment;
(viii)    an amendment, in the form satisfactory to Parent, to the employment or letter agreement between the Company and each of Robert Case, Hosmel Galan and Robin Barber; and
(ix)    written resignations of all members of the Board of Directors of the Company;
(i)    the board of directors of the Company (or, if appropriate, a committee thereof) shall have adopted appropriate resolutions and taken all other actions necessary to provide that, effective as of the Closing, the Precision Dynamics Corporation Cash Option Profit Sharing Plan will in all cases exclude participation by any employee of Parent (or a Subsidiary of Parent) other than an employee of the Company or any of the Company Subsidiaries;
(j)    The following Holders shall have voted in favor of the Merger and shall have delivered an executed Letter of Transmittal with respect to their Company Capital Stock to the Company: Walter Mosher, Robert Kraemer, the Representative (in its capacity as a Holder), all other holders of Preferred Stock and all holders of Senior Stock (other than The Adam Press Living Trust dated 3/2/06);
(k)    The Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement to Parent; and
(l)    Prior to the Effective Time, the Certificate of Merger shall have been accepted for filing with the Secretary of State of the State of California (and evidence thereof provided to Parent).
Any condition in this Section 8.01 may be waived by Parent or Merger Sub; provided, however, that no such waiver will be effective against Parent unless it is set forth in a writing executed by Parent.
Section 8.02    Conditions to the Company’s Obligations. The obligations of the Company to effect the Merger and the other transactions contemplated herein are subject to satisfaction of the following conditions on or before the Closing Date:
(a)    The representations and warranties of Parent and Merger Sub set forth in Article IV hereof shall be true and correct in all material respects at and as of the Closing Date

(except for those representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or words to similar effect, in which case each such representation and warranty shall be true and correct in all respects) at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties, other than those representations and warranties that address matters as of particular dates, in which case such representations and warranties shall be true and correct in all material respects as of such particular dates (except for those representations and warranties which are qualified by “materiality”, “Material Adverse Effect” or words to similar effect, in which case each such representation and warranty shall be true and correct in all respects);
(b)    Parent shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing; provided that Parent shall have fully performed each of its covenants and agreements set forth in Sections 2.01(a), 2.02 and 2.03 in all respects;
(c)    The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated without any conditions;
(d)    No judgment, decree or order shall be in effect by any Governmental Authority, or threatened in writing by any Governmental Authority, that would prevent the consummation of the Closing or that would impose material limitations on such Closing and/or the ability of any party hereto to perform its obligations hereunder or operate the business of the Company or the Company Subsidiaries;
(e)    This Agreement and the Merger and the other agreements contemplated hereby shall have been approved and adopted by the Requisite Shareholder Approval in accordance with the terms of the California Code, the articles of incorporation of the Company and the by-laws of the Company;
(f)    Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement to the Representative; and
(g)    Prior to the Effective Time, the Certificate of Merger shall have been accepted for filing with the Secretary of State of the State of California (and evidence thereof provided to the Representative).
Any condition in this Section 8.02 may be waived by the Company; provided, however, that no such waiver will be effective against the Company unless it is set forth in a writing executed by the Company.

ARTICLE IX
TERMINATION

Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing only as follows:
(a)    by the mutual written consent of Parent and the Company;
(b)    by Parent, if there has been a material breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition in Section 8.01 to the obligations of Parent and Merger Sub at the Closing and such breach has not been waived by Parent or cured by the Company within ten (10) days after the Company’s receipt of written notice thereof from Parent;
(c)    by the Company, if there has been a material breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition in Section 8.02 to the obligations of the Company at the Closing and such breach has not been waived by the Company or cured by Parent or Merger Sub within ten (10) days after Parent’s receipt of written notice thereof from the Company (provided that the failure of Parent to deliver the payments and other consideration pursuant to Sections 2.01(a), 2.02 and 2.03 at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Company);
(d)    by Parent if the Closing has not occurred on or before December 31, 2012; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 9.01(d) if Parent’s or Merger Sub’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or
(e)    by the Company if the Closing has not occurred on or before December 31, 2012; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 9.01(e) if the Company’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby.
The party desiring to terminate this Agreement pursuant to clauses (b), (c), (d) or (e) of this Section 9.01 shall give written notice of such termination to the other parties hereto.
Section 9.02    Effect of Termination. In the event of termination of this Agreement by either Parent or the Company as provided in Section 9.01 above, the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 9.02, Section 6.04 (Contact with Customers, Suppliers, Etc.) and Article XII (Miscellaneous) and the Confidentiality Agreement, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of either Parent or the Company to one another, except for willful breaches of this Agreement prior to the time of such termination and, in the case of Parent, any failure to have sufficiently available funds for the consummation of the transactions contemplated hereby or any failure to deliver the payments and other consideration pursuant to Sections 2.01(a), 2.02 and 2.03 at the Closing as required hereunder. Notwithstanding any provision herein to the contrary, if the transactions contemplated by this Agreement shall be terminated for any reason, Parent shall return all documents and other material received from the Company, the Company

Subsidiaries and/or any of their respective representatives relating to the Company, the Company Subsidiaries, any of their Affiliates, any of their respective businesses and/or any of the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement.
ARTICLE X
INDEMNIFICATION
Section 10.01    Survival Period. The representations, warranties, covenants and agreements of Parent, Merger Sub, the Company and the Representative set forth in this Agreement shall survive the Closing for a period beginning on the Closing Date and ending on the one-year anniversary of the Closing Date (the “Survival Period”) and shall thereafter be of no further force or effect.
Section 10.02    Indemnification by the Holders for the Benefit of Parent and Merger Sub.
(a)    Subject to the applicable provisions and limitations of this Article X, after the Closing, the Holders shall indemnify Parent, Merger Sub, the Surviving Corporation, their Affiliates and each of their respective directors, managers, members, equityholders, officers, partners, employees, lenders, representatives, agents, successors and permitted assigns (the “Parent Indemnified Parties”), from and against any Loss that any Parent Indemnified Party suffers or sustains, in connection with, arising out of or resulting from, directly or indirectly: (i) any breach by the Company of any representation and warranty of the Company contained in Article III of this Agreement; (ii) any breach by the Company prior to the Closing of any covenant or agreement of the Company contained in this Agreement to be performed or complied with by the Company prior to the Closing (excluding, for the avoidance of doubt, any breaches by the Company of covenants or agreements of the Company herein from and after the Closing); (iii) any Indemnified Taxes; (iv) any Indebtedness not set forth on the Repaid Indebtedness Schedule; (v) any Company Transaction Expenses not paid at or prior to the Closing; (vi) any unvested Options not cancelled as of the Effective Time in accordance with Section 2.03; (vii) any Losses with respect to any Dissenting Shares to the extent such Losses are in excess of such Dissenting Shares’ share of the Merger Consideration; (viii) the calculation of the Distribution Waterfall (including payments of amounts thereunder to Holders); (ix) the Serialized Barcode Blood Bands and the Serialized Conf-ID-ent Mother-Father-Baby Bands products purchased by the Company or any Company Subsidiary prior to the Closing, including, without limitation, the occurrences specified on Section 3.26 of the Company Disclosure Schedule and any similar occurrences; and (x) any severance or change of control payments or benefits provided to the Covered Employee pursuant to that certain letter agreement, dated February 14, 2003, as amended on July 24, 2009, between the Covered Employee and the Company in excess of the amount specified under Section 6(a) thereof, as amended. The rights of the Parent Indemnified Parties to indemnification under Section 10.02(a)(ii)-(ix) shall apply notwithstanding that the matter in question may be disclosed in a Company Disclosure Schedule to this Agreement or in any Transaction Document or may be otherwise known by Parent or any of its Affiliates, or may be the subject of, excluded from or beyond the scope of any representation or warranty of the Company.

(b)    Except in the event of fraud, any amount determined to be owed by the Holders pursuant to this Article X shall be satisfied solely from any then remaining balance in the Indemnification Escrow Account; provided, however, any amount determined to be owed by the Holders pursuant to Section 10.02(a)(viii) shall be satisfied (i) first, from the then remaining balance of funds held in the Purchase Price Adjustment Escrow Account and (ii) second, from the then remaining balance of funds held in the Indemnification Escrow Account.
(c)    Notwithstanding any other provision in this Agreement to the contrary (but subject to the other applicable limitations on indemnification recovery set forth in this Article X), except in the event of fraud, the Holders shall have no liability under Section 10.02(a)(i), unless the aggregate amount of all Losses relating thereto for which the Holders would be liable, but for this Section 10.02(c), exceeds on a cumulative basis $2,000,000 (the “Threshold”; if the Threshold is exceeded, all Losses (including the first $2,000,000 of such Losses) shall be recoverable); provided, however, the Threshold shall not apply to Losses in connection with, arising out of or resulting from, directly or indirectly, any breach of a Special Representation (i.e., except as a result of the Cap or other limitations under this Article X, all Losses arising from a breach of a Special Representation shall be recoverable); provided, further, that except in the event of fraud, the Holders’ aggregate liability under this Section 10.02 shall in no event exceed the balance of the funds in the Indemnification Escrow Account (the “Cap”); and provided further that no claim for indemnification by the Parent Indemnified Parties under this Section 10.02 may be asserted with respect to any individual Loss where the amount that would otherwise be payable by the Holders hereunder relating to such claim with respect to any such individual Loss is less than $20,000 (the “Mini-Basket”), and if such claim does not exceed such amount of the Mini-Basket, the amount of such claim shall not be taken into account in determining whether or not or to the extent to which the Threshold has been reached or exceeded; provided, however, the Mini-Basket shall not apply to Losses in connection with, arising out of or resulting from, directly or indirectly, any breach of a Special Representation. The limitations of this Section 10.02(c) shall apply mutatis mutandis to indemnification under Section 10.04 (including a Cap of $8,500,000).
(d)    Notwithstanding any other provision in this Agreement to the contrary, none of the Holders shall be liable to, or have any obligation to indemnify, any Parent Indemnified Party for any Losses (i) that are punitive, special, consequential (other than reasonably foreseeable consequential damages), incidental, exemplary, in the nature of lost profits or the like, in the nature of multiple of earnings or EBITDA or the like or resulting from any diminution in value of property or equity, in each case except to the extent paid to third parties, and/or (ii) to the extent and in the amount that an accrual for or reserve against any such Losses is included in the Final Working Capital (as finally determined pursuant to Section 2.07). Parent acknowledges and agrees that, except in the event of fraud, the indemnification provided by Section 10.02(a) (subject to the applicable provisions and limitations set forth in this Article X) constitutes the Parent Indemnified Parties’ sole and exclusive remedy for any and all Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, schedule (including the Company Disclosure Schedule) or certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby, including, without limitation, with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by the Company or the

Representative in this Agreement or in any exhibits or schedules hereto (including the Company Disclosure Schedule) or any certificate delivered hereunder or otherwise with respect to the transactions contemplated hereby; provided that this sentence shall not limit any rights Parent may have (1) under Section 12.13 with respect to seeking specific performance or other equitable relief or (2) under Article IX in connection with any termination of this Agreement prior to the Closing.
Section 10.03    Related Matters. The Parent Indemnified Parties shall not be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that the Parent Indemnified Parties had already recovered Losses with respect to such matter pursuant to any other provision of this Agreement.
Section 10.04    Indemnification by Parent for the Benefit of the Holders. Subject to the applicable provisions of this Article X, after the Closing, Parent shall indemnify each of the Holders and each of their respective Affiliates and each of their respective directors, managers, members, equityholders, officers, partners, employees, lenders, representatives, agents, successors and permitted assigns (collectively, the “Holder Indemnified Parties”) against any Losses which any of the Holder Indemnified Parties suffers or sustains, in connection with, arising out of or resulting from, directly or indirectly: (a) any breach of any representation or warranty of Parent or Merger Sub contained in this Agreement and (b) any breach of any covenant or agreement set forth in this Agreement to be performed by Parent or Merger Sub and/or, from and after the Closing, the Surviving Corporation or the Company Subsidiaries.
Section 10.05    Manner of Payment. Any indemnification payment pursuant to this Article X shall be effected by wire transfer of immediately available funds from (or on behalf of) the applicable indemnifying party to an account designated by each applicable indemnified party within twenty-one (21) days after the determination thereof; provided, that, except as set forth in the proviso to Section 10.02(b) and except in the event of fraud, any payment obligations of the Holders pursuant to this Agreement shall be satisfied solely from the Indemnification Escrow Account pursuant to the terms of the Escrow Agreement. Any payment obligations of the Holders pursuant to this Agreement in the event of fraud shall first be satisfied from the Indemnification Escrow Account pursuant to the terms of the Escrow Agreement, and then shall be satisfied directly from the perpetrator of such fraud with respect to those amounts in excess of the amount remaining in the Indemnification Escrow Account.
Section 10.06    Defense of Third Party Claims.
(a)    Except for Taxes, which shall be governed by Section 7.02(e), promptly after the assertion by any third party of any claim (a “Third Party Claim”) against any Person entitled to seek indemnification under Section 10.02(a) or Section 10.04 (an “Indemnitee”) that results or may result in the incurrence by such Indemnitee of any Loss for which such Indemnitee desires to seek indemnification under this Article X, such Indemnitee shall notify each of the parties from whom such indemnification could be sought hereunder (such notice to be provided to the Representative in the case of indemnification sought from any of the Holders) with respect to such claim (collectively, the “Indemnitor”) of such claim in writing promptly after receiving notice of such claim, describing the claim, the amount thereof (if known and quantifiable) and the basis thereof in reasonable detail (such written notice, an “Indemnification Notice”); provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that such failure shall have caused the Losses for which the Indemnitor is obligated to be greater than such Losses would have been had the Indemnitee given the Indemnitor prompt notice hereunder. Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense. The Indemnitor, at its option and expense, shall be entitled to assume the defense of a Third Party Claim by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that the Indemnitor shall not have the right to assume control of such defense or to select counsel if the Third Party Claim which the Indemnitor seeks to assume control of (x) seeks non-monetary relief, (y) involves criminal or quasi-criminal allegations and/or (z) is initiated against a Parent Indemnified Party and involves potential Losses in excess of the outstanding unreserved amount held in the Indemnification Escrow Account. Notwithstanding the foregoing, the Indemnitee shall be entitled to participate in the defense of any such claim and to employ counsel of its choice for such purpose; provided, however, that the fees and expenses of such counsel shall be borne by the Indemnitee and shall not be recoverable from such Indemnitor(s) under this Article X. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall be entitled to settle such claims; provided that the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if (A) pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnitee or (B) such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim. The Representative shall act on behalf of the Holders hereunder as “Indemnitor” or “Indemnitee” hereunder.
(b)    In all cases, the Indemnitee shall provide, and the Indemnitee shall cause its Affiliates to provide, their reasonable cooperation with the Indemnitor in defense of claims or litigation, including by making employees, information and documentation reasonably available. In no event shall an Indemnitee consent to the entry of any judgment or enter into any settlement with respect to any Third Party Claim without the written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned and/or delayed) if any Indemnitee is seeking or shall seek indemnification hereunder with respect to such matter; it being understood and agreed, for the avoidance of doubt, that any such consent of the Indemnitor to any such consent to the entry of judgment or settlement shall not be deemed to be an admission or acknowledgement that any Indemnitee is entitled to indemnification hereunder with respect to any such Third Party Claim. With respect to any Tax matter, the provisions of Section 7.02(e) shall control as opposed to the provisions of this Section 10.6.
Section 10.07    Determination of Loss Amount. The amount of any Loss subject to indemnification under Section 10.02(a) shall be calculated net of (a) any Tax Benefit realized by Parent, the Surviving Corporation, the Company Subsidiaries and/or any of their respective Affiliates on account of such Loss with respect to the Tax year of such Loss or either of the two (2) Tax years immediately following such Tax year, and (b) any insurance proceeds or other third party indemnification or reimbursement proceeds received by any of them on account of such Loss (net of any expense incurred in connection with obtaining such proceeds). If Parent, the Surviving Corporation, the Company Subsidiaries and/or any of their respective Affiliates realize a Tax Benefit with respect to the Tax year of the Loss or either of the two (2) immediately succeeding Tax years and such Tax Benefit was not included in the computation of the Loss, Parent shall within ten (10) days after filing the Tax Return claiming the Tax Benefit (or, to the extent the Tax Benefit is in the form of a refund, within ten (10) days after receiving the refund from the Governmental Authority) pay to the Representative for distribution to the Holders the amount of such Tax Benefit. Parent shall use commercially reasonable actions (and shall cause the Surviving Corporation and the Company Subsidiaries to use commercially reasonable actions) to timely claim any Tax Benefit that shall reduce the amount of a Loss, or give rise to a payment to or for the benefit of the Holders, under this Section 10.07. Parent shall use commercially reasonable efforts, and shall cause the Surviving Corporation, the Company Subsidiaries and their respective Affiliates to use commercially reasonable efforts to, seek full recovery under all insurance policies and other third-party agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder; provided, that such commercially reasonable efforts shall not include the commencement of litigation. In the event that an insurance recovery or a recovery under any other third-party agreement is made by Parent, the Surviving Corporation, the Company Subsidiaries and/or any of their respective Affiliates with respect to any Loss for which any Parent Indemnified Party has been indemnified hereunder, then a payment equal to the aggregate amount of the recovery shall be made promptly by Parent to the Representative for the benefit of the Holders pursuant to the Distribution Waterfall. The Holders shall be subrogated to all rights of Parent, the Surviving Corporation and the Company Subsidiaries against their respective applicable insurers to the extent (but only to the extent) of any Losses indemnified by the Holders.
Section 10.08    Expiration of Indemnification. No Person shall be liable for any claim for indemnification under Section 10.02(a) or Section 10.04 unless written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the Survival Period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.
Section 10.09    Limitation on Recourse. Except in the event of fraud, no claim shall be brought or maintained by any Parent Indemnified Party or any of their respective successors or permitted assigns against any present or former officer, director, employee or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, agreements or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto (including the Company Disclosure Schedule)

or any certificate delivered hereunder. After the consummation of the Closing, no party may seek the rescission of the transactions contemplated by this Agreement.
Section 10.10    Materiality Qualifiers. For purposes of determining (i) the amount of Losses arising from such a breach for which the Parent Indemnified Parties or Holder Indemnified Parties are entitled to indemnification under Sections 10.2(a) or 10.04 or (ii) whether the Threshold has been exceeded, all qualifications contained in the representations and warranties of the Company or Parent contained in this Agreement that are based on materiality (including, without limitation, all usages of “material”, “Material Adverse Effect” or similar qualifiers) will be disregarded.
Section 10.11    Representative. The Representative has been approved by the Company (and will be confirmed by the Holders who execute those certain Letters of Transmittal, the “Letters of Transmittal,” attached hereto as Exhibits B-1 and B-2) to serve as the representative of the Holders with respect to the matters expressly set forth in this Agreement to be performed by the Representative. Each of the Holders shall irrevocably appoint the Representative as the agent, proxy and attorney‑in‑fact for such Holder for all purposes of this Agreement, including full power and authority on such Holder’s behalf to do each and every act and exercise any and all rights which such Holder is, or Holders collectively are, permitted or required to do or exercise under this Agreement. At the Effective Time, the Representative shall retain a portion of the Initial Merger Consideration paid by Parent, to be determined by the Representative in its reasonable sole discretion, to be held in trust to cover and reimburse the fees and expenses incurred by the Representative for its obligations in connection with this Agreement and the transactions contemplated herein (the “Representative Expense Fund”). Any balance of the Representative Expense Fund not incurred for such purposes shall be returned to the Holders pursuant to the Distribution Waterfall. After the Closing, the Representative shall use commercially reasonable efforts to obtain executed Letters of Transmittal from any Holders who have not executed and delivered to the Representative a Letter of Transmittal prior to the Closing.
ARTICLE XI
DEFINITIONS
Section 11.01    Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.
“Affiliate Transaction” means a Contract, arrangement, commitment or transaction between the Company or any Company Subsidiary, on the one hand, and any officer, director or employee of the Company or any Company Subsidiary, any current or former Holder or any Affiliate of such officer, director, employee or Holder, on the other hand (other than salary or other compensation or benefits under Employee Benefit Plans paid or payable in the ordinary course of business consistent with past practice to employees of the Company, in each case, in consideration for bona fide services performed by such employees).
“Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).
“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Bonus Plan” means the Precision Dynamics LLC Bonus Plan.
”Bonus Plan Amount” means an amount equal to Two Million Eight Hundred Ninety Thousand Dollars ($2,890,000).
“Business Day” means any day except Saturday, Sunday, any statutory holiday in the State of Illinois or any other day on which the principal chartered banks in the State of Illinois are closed for business.
“Closing Cash” means the aggregate amount of all cash and cash equivalents of the Company and the Company Subsidiaries as of 11:59 pm Pacific time on the day prior to the Closing Date.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company’s Accounting Practices and Procedures” means the accounting methods, policies, practices and procedures, including classification and estimation methodology, used by the Company in the preparation of the Audited Financial Statements or the Interim Financial Statements, as applicable, to the extent consistent with U.S. GAAP.
“Company Disclosure Schedule” means the Company Disclosure Schedule delivered by the Company to Parent on or about the date hereof, as amended, updated, supplemented and/or restated from time to time in accordance with Section 12.12.
“Company Incentive Plans” means the Precision Dynamics Corporation 2003 Stock Option Plan and the Precision Dynamics Corporation 2007 Stock Incentive Plan.
“Company Shareholders” means the holders of all issued and outstanding shares of Company Capital Stock at or prior to the Effective Time.
“Company Subsidiaries” means Maquila Products del Noroeste, S. de R.L. de C.V., a Mexican corporation, PDC Belgium Holdings, a Belgian corporation, PDC Brazaletes y Productos, S. de R.L. de C.V., a Mexican corporation, PDC Europe, a Belgian corporation, PDMX, Inc., a California corporation, Precision Dynamics International, Inc., a California corporation, SJC Holdings, Inc., a Delaware corporation, The St. John Companies, Inc., a California corporation, and St. John Healthcare, S. de R.L. de C.V., a Mexican corporation.

“Company Transaction Expenses” shall mean, without duplication of amounts (i) the fees and expenses owed or accrued by the Company and the Company Subsidiaries in connection with the transactions contemplated by this Agreement (including, without limitation, to Piper Jaffray & Co. and Winston & Strawn LLP), (ii) fifty percent (50%) of premiums, costs and expenses related to the insurance policy contemplated by Section 6.02(c), and (iii) all change of control, severance, bonus or similar payments due or accrued by the Company to any Person under any plan, agreement or arrangement of the Company, which obligation, in each case, is payable or becomes due as a result of the consummation of the transactions contemplated by this Agreement or the Transaction Documents, including all Taxes that are payable by the Company in connection with the payment of such liability; provided that, for the avoidance of doubt, in no event shall “Company Transaction Expenses” be deemed to include any fees and expenses owed, paid or payable to any Person to the extent relating to Parent’s, Merger Sub’s and/or any of their Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Parent, Merger Sub and/or any of their Affiliates.
“Contracts” means any contracts, commitments, purchase orders, mortgages, instruments, indentures, sales orders, licenses, leases and other agreements or arrangements, whether written or oral, to which the Company is a party or by which the Company, any Company Subsidiary or any of their respective assets are bound.
“Covered Employee” means the employee identified on Schedule 10.02(a) hereto.
“Distribution Waterfall” is defined in, and shall be calculated in accordance with, the “Distribution Waterfall Schedule” attached hereto as Exhibit C, which shall be updated as necessary by the Company prior to the Closing and include the names, addresses and amounts owing to each Holder, Option Holder and other recipients of the Payment Fund.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program or arrangement that is maintained or contributed to by the Company or any of the Company Subsidiaries on behalf of their employees; provided, however, that the definition of “Employee Benefit Plan” shall not be deemed to include (i) employment agreements and (ii) award agreements pursuant to the Company Incentive Plan.
“Environmental and Safety Laws” means all federal, state, local and foreign Laws concerning (i) pollution, contamination, preservation, reclamation, remediation or protection of the environment, (ii) health or safety, (iii) the Release or threatened Release of any Hazardous Substance, including investigation, study, assessment, monitoring, containment, removal, remediation, response, cleanup, abatement, prevention, control or regulation of such Release or threatened Release or (iv) the management of any Hazardous Substance, including provisions pertaining to the manufacture, generation, formulation, processing, labeling, use, treatment, storage, transportation, handling, disposal, re-use, recycling or reclamation of Hazardous Materials.
“ERISA Affiliate” means the Company, any Company Subsidiary, and predecessor of any of them and any other Person who, together with the Company or any Company Subsidiary, is treated as a single employer for purposes of Code Sections 414(b), (c), (m) or (o).

“Escrow Agent” means Wells Fargo Bank, National Association.
“Escrow Agreement” means the Escrow Agreement, substantially in the form of Exhibit D hereto, to be entered into among Parent, the Representative and the Escrow Agent at the Closing.
“GAAP” means (i) with respect to the United States and jurisdictions within the United States, United States generally accepted accounting principles, consistently applied, and, for avoidance of any doubt, as in effect as of the applicable date of any financial statement prepared in accordance therewith, and (ii) with respect to any jurisdiction outside of the United States, the jurisdictional equivalent of such principles as applied under the applicable jurisdiction (e.g., with respect to Mexico, the Mexican Financial Reporting Standards), consistently applied, and, for avoidance of any doubt, as in effect as of the applicable date of any financial statement prepared in accordance therewith.
“Governmental Authority” means any government or political subdivision thereof, whether federal, state, local or foreign, or any agency, department or instrumentality of any such government or political subdivision thereof, or any federal, state, local or foreign court or arbitrator.
“Hazardous Materials” means  any substance that is or becomes defined as a “hazardous substance,” “hazardous waste,” “hazardous material,” “pollutant” or “contaminant” under the Comprehensive Environmental Response Compensation and Liability Act; the Toxic Substances Control Act; the Resource Conservation Recovery Act; the Clean Water Act; the Safe Drinking Water Act; the Clean Air Act; or any analogous and applicable Law.
“Holder Approved Tax Matter” means (a) except as required by Law, amending or otherwise changing any Tax Return or Tax election of the Company or the Company Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (b) extending or waiving the applicable statute of limitations with respect to a Tax of the Company or the Company Subsidiaries for a Pre-Closing Tax Period or Straddle Period; (c) filing any ruling request with any Governmental Authority that relates to Taxes or Tax Returns of the Company or the Company Subsidiaries for a Pre-Closing Tax Period or Straddle Period; or (d) any disclosure to, or discussions with, any Governmental Authority regarding any Tax or Tax Returns of the Company or the Company Subsidiaries for a Pre-Closing Tax Period or Straddle Period, including disclosure to, or discussions with, a Governmental Authority with respect to filing Tax Returns or paying Taxes for a Pre-Closing Tax Period (or Straddle Period) in jurisdictions that the Company or any Company Subsidiary did not file a Tax Return (or pay Taxes) for such periods.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.
“Indebtedness” means, without duplication, the sum of (i) all obligations of the Company and the Company Subsidiaries for indebtedness for borrowed money (excluding, for the avoidance of doubt, any trade payables, accounts payable and other similar liabilities), (ii) any obligation of the Company or a Company Subsidiary in respect of drawn letters of credit, (iii) all obligations under leases that shall have been or are required to be, in accordance with GAAP, recorded as capital leases in respect of which the Company or a Company Subsidiary is liable as lessee, (iv) any liability of the Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (v) any indebtedness or any other obligation of the Company and the Company Subsidiaries owed to any of the Holders or to any Affiliate of any of the Holders (including management or similar fees) not satisfied or canceled at or prior to the Effective Time, and (vi) interest, principal, prepayment penalties, premiums, fees, or expenses, to the extent due or owing in respect of those items listed in clauses (i) through (v) above, whether resulting from their payment or discharge or otherwise; provided that, notwithstanding anything in the foregoing to the contrary, Indebtedness shall not include any (a) intercompany accounts, payables or loans of any kind or nature between or among any of the Company and any of the Company Subsidiaries, including, without limitation, any loans between foreign Company Subsidiaries, on the one hand, and the Company or any domestic Company Subsidiary, on the other hand, (b) any liabilities under any lease (including under any capital lease) or (c) liabilities or obligations of the Company and/or the Company Subsidiaries relating to Parent’s, Merger Sub’s and/or any of their Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Parent, Merger Sub and/or any of their Affiliates.
“Indemnification Escrow Amount” means $8,500,000 of the Merger Consideration otherwise payable by Parent in connection with the Merger, which is comprised of (i) Five Million Six Hundred Ten Thousand Dollars ($5,610,000) of the Initial Merger Consideration that would otherwise be payable to the Holders and (ii) the Bonus Plan Amount that would otherwise fund the Bonus Plan.
“Indemnified Taxes” means any Tax of the Company or the Company Subsidiaries for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date determined as provided in Section 7.02(b)). Notwithstanding the foregoing, Indemnified Taxes shall exclude the following Taxes: (a) Taxes to the extent reserved for as a current liability in the Final Working Capital; (b) Taxes resulting from a breach by Parent of any covenant or other agreement in Section 7.02; (c) Parent’s allocable share of any Transfer Taxes under Section 7.02(d); (d) Taxes resulting from any Parent Closing Date Transaction; (e) the employer’s portion of any payroll Taxes associated with the Option Payments or Company Transaction Expenses to the extent included in the computation of Initial Merger Consideration; and (f) any withholding Taxes with respect to the Option Payments or Company Transaction Expenses to the extent the Option Payments or Company Transaction Expenses were deducted for withholding.
“Initial Merger Consideration” means (i) $300,000,000, minus (ii) the Repaid Indebtedness, minus (iii) the Company Transaction Expenses, minus (iv) the employer’s portion of any payroll Taxes associated with the Options Payments paid under Section 2.01(a)(iv)(B), minus (v) the amount, if any, by which Estimated Working Capital as of 11:59 pm Pacific time on the day prior to the Closing Date, as determined pursuant to Section 2.07(a), is less than the Target Working Capital, plus (vi) the amount, if any, by which the Estimated Working Capital as of 11:59 pm Pacific time on the day prior to the Closing Date, as determined pursuant to Section 2.07(a), is greater than the Target Working Capital, plus (vii) the amount, if any, by which the Estimated Closing Cash as of 11:59 pm Pacific time on the day prior to the Closing Date, as determined pursuant to Section 2.07(a), is greater than the Target Closing Cash, minus (viii) the Bonus Plan Amount.

“Intellectual Property” means all of the following in any and all media, including digital, and in any jurisdiction in the world: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions and reexaminations thereof, and statutory invention registrations; (ii) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, rights in telephone numbers, together with all abbreviations, translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith; (iii) all works of authorship, all copyrights, and all applications, registrations and renewals in connection therewith; (iv) all trade secrets; (v) all business information, confidential or otherwise (including, but not limited to, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, lists of existing and prospective customers and suppliers, pricing and cost information, and business and marketing plans and proposals); (vi) all computer software (including source code, executable code, data, databases and related documentation); (vii) all advertising, marketing and promotional materials; (viii) all other proprietary rights; and (ix) all copies and tangible embodiments of any or all of the above (in whatever form or medium).
“Law” means, with respect to any particular Person, any statute, law, ordinance, rule or regulation of a Governmental Authority applicable to such Person, as the case may be. Any reference in this Agreement to a Law of a particular jurisdiction shall be deemed to include a reference to the jurisdictional equivalent of such Law in each other applicable jurisdiction (e.g., references to Laws of the United States shall be deemed to include references to Laws of Mexico and Belgium, as applicable).
“Liens” means any lien, mortgage, pledge, security interest, conditional sale or other title retention agreement or encumbrance.
“Loss” means any liability, damage or expense (including reasonable fees, expenses and Taxes; provided, however, that the Losses (a) arising from a breach of a representation or warranty in Section 3.14 (Employee Benefit Plans) that relate to Taxes or Tax Returns or a breach of a representation or warranty in Section 3.10 (Tax Matters) or (b) under Section 10.02(a)(iii) shall, in each case, be limited to Tax Losses.
“Management Notes” means the promissory notes identified on Schedule 11.01(a) hereto issued by management Holders in connection with the purchase of Company Capital Stock.
“Material Adverse Effect” means a material adverse effect which has occurred to the condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that, for purposes of this Agreement, a Material Adverse Effect shall not include the effect of (and none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect) (a) changes to the industry or markets in which the business of the Company and the Company Subsidiaries operate that are not unique to the business of the Company and the Company Subsidiaries, (b) the

announcement or disclosure of the transactions contemplated herein, (c) general economic, regulatory or political conditions or changes, (d) changes in or the condition of financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (e) changes in Law or GAAP after the date hereof, (f) compliance with the terms of this Agreement or with any request of Parent, (g) the failure of the Company and the Company Subsidiaries to meet or achieve the results set forth in any projection, estimate, forecast or plan and/or (h) any matter set forth in the Company Disclosure Schedule. Parent acknowledges that there could be a disruption to the Company’s and the Company Subsidiaries’ business as a result of the execution of this Agreement, the announcement by Parent of its intention to purchase the Company and the Company Subsidiaries or the announcement of the Holders of their intention to sell the Company and the Company Subsidiaries and the consummation of the transactions contemplated hereby, and Parent agrees that such disruptions do not and shall not constitute a Material Adverse Effect.
“Merger Consideration” means an amount equal to the sum of (i) the Initial Merger Consideration, plus (ii) any payments required to be made by Parent to the Representative for the benefit of the Holders pursuant to Section 2.07(d), minus (iii) any payments required to be made by the Representative for the benefit of Parent pursuant to Section 2.07(d).
“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.
“Parent Closing Date Transaction” means any transaction engaged in by the Company or the Company Subsidiaries on the Closing Date which occurs after the Closing or at the direction of Parent, including any transaction engaged in by the Company or the Company Subsidiaries in connection with the financing of any obligations of Parent or the Company or the Company Subsidiaries to make a payment under this Agreement.
“Percentage Interest” means, with respect to a Holder, such Holder’s percentage interest set forth on Schedule 11.01(b).
“Permitted Liens” means (a) any restriction on transfer arising under any applicable securities Laws, (b) Liens in respect of Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company and/or the Company Subsidiaries; (c) liens of landlords and mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of business; (d) zoning, entitlement, building, environmental and other land use regulations imposed by Governmental Authorities having jurisdiction over any of the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (e) covenants, conditions, restrictions, easements and other similar matters of record or otherwise disclosed on title surveys affecting any of the real property subject to the Real Property Leases which do not materially impair the occupancy or use thereof for the purposes for which it is currently used or proposed to be used by the Company and/or the Company Subsidiaries in connection with the Company’s or the Company Subsidiaries’ businesses; (f) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (g) those Liens set forth on Section 11.01(a) of the Company Disclosure Schedule or any other Sections thereof; (h) Liens securing any of Indebtedness of the Company and/or the Company Subsidiaries; and (i) Liens granted to any lender at or about the Closing in connection with any financing by Parent or Merger Sub or any of their Affiliates of the transactions contemplated hereby.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.
“Pre-Closing Tax Period” means any taxable period that ends on or before the Closing Date.
“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the indoor or outdoor environment.
“SEC” means the United States Securities and Exchange Commission.
“Shareholders Agreement” means that certain Second Amended and Restated Shareholders Agreement of the Company, dated as of December 23, 2010, by and among the Company and the shareholders of the Company party thereto.
“Special Representations” means the representations and warranties set forth in Sections 3.01 (Organization and Corporate Power); 3.02 (Company Subsidiaries); 3.03 (Authorization; Valid and Binding Agreement); 3.05 (Capitalization); 3.10 (Tax Matters); and 3.20 (Brokerage).
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary or Subsidiaries” means, with respect to any Person of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) is such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).
“Target Closing Cash” means $0.
“Target Working Capital” means $25,000,000.
“Tax” or “Taxes” means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Code section 59A), alternative or add-on, value added, registration, windfall profits or other tax or customs duties or amount imposed by any Governmental Authority, or any interest, or any penalties, incurred under applicable Laws with respect to taxes.
“Tax Benefit” shall mean any reduction in Taxes payable or any increase in any Tax refund actually realized (including any related interest). For purposes of Section 10.07, a Tax Benefit shall only be considered if it is with respect to the Tax year of the Loss of either of the two (2) immediately succeeding Tax years.
“Tax Losses” means any (a) Indemnified Tax and (b) reasonable fees and expenses of legal counsel or other tax advisors incurred by Parent, the Surviving Corporation and/or any of the Company Subsidiaries in controlling a proceeding by any Governmental Authority with respect to any Indemnified Tax.
“Tax Return” or “Tax Returns” means any return, declaration, report, claim for refund, information return or statement (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority in connection with any Tax, including any amendments thereto.
“Transaction Deductions” means, without duplication, any deduction permitted for income Tax purposes attributable to (i) Company Transaction Expenses; (ii) the payment of any Indebtedness (including deductions attributable to capitalized fees, interest and original issue discount) on or around the Closing Date; (iii) any payments to (or for the benefit of) Option Holders pursuant to this Agreement, including the Option Payments (and related employment Taxes); and (iv) the exercise of (or cancellation of) an Option between (and including) January 1, 2012 and the Closing Date.
“Transaction Documents” means this Agreement and each of the other documents and agreements contemplated by this Agreement.
“Working Capital” means the (a) the consolidated current assets of the Company and the Company Subsidiaries minus (b) the consolidated current liabilities of the Company and the Company Subsidiaries, in each case determined in accordance with the Company’s Accounting Practices and Procedures and consistent with the Company’s financial statements for the periods from May 2012 through October 2012 in preparation and presentation; provided that, notwithstanding anything in this Agreement or Exhibit A to the contrary, for purposes of calculating “Working Capital”, in no event shall the determination of “Working Capital” include (i) intercompany accounts receivable, accounts payables or loans of any kind or nature between the Company and any of the Company Subsidiaries, (ii) any Company Transaction Expenses, (iii) any Indebtedness (including the Repaid Indebtedness), (iv) any liabilities or obligations of the Company or any of the Company Subsidiaries in respect of letters of credit, performance bonds, surety or similar instruments or arrangements, (v) any fees, expenses or other liabilities of the Company or the Company Subsidiaries relating to Parent’s, Merger Sub’s and/or any of their Affiliates’ financing for the transactions contemplated hereby and/or any indebtedness arranged by Parent, Merger Sub and/or any of their Affiliates, (vi) any cash or cash equivalents of the Company or any of the Company Subsidiaries, (vii) any liability for Transfer Taxes or any other Tax that results from any transaction contemplated by this Agreement, (viii) any reserve or other liability established in accordance with

Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” or any other GAAP methodology that requires accruals for contingent Taxes or uncertain Tax positions, (ix) any deferred Tax items, (x) any Option Payments (and the employer portion of any related payroll Taxes) and/or (xi) any of the other assets or liabilities described on Exhibit E under the heading “Excluded Assets and Liabilities.” For the avoidance of doubt, but subject to the application of the proviso in the preceding sentence, “Working Capital” shall be calculated in a manner consistent with the sample calculation set forth on Exhibit A.
Section 11.02    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding section of this Agreement:
Term     Section No.

Accounting Arbitrator    2.07(c)(ii)
Actual Working Capital    2.07(b)
Actual Closing Cash    2.07(b)
Agreement    Preamble
Applicable Tax Return    7.02(g)(ii)(C)
Applicable Tax Year    7.02(g)(ii)(D)
Audited Financial Statements    3.06
California Code    Recitals
Cap    10.02(b)
Certificate    2.02(b)
Certificate of Merger    1.02
Closing    1.02
Closing Date    1.02
COBRA    3.14(d)
Common Stock    Recitals
Company    Preamble
Company Board    Recitals
Company Capital Stock    Recitals
Company’s knowledge    12.02
Company License    3.21
Option Plan Amendment    2.03
Confidentiality Agreement    6.05
Constitutive Documents    6.02
Covered Person    6.02
Dispute Notice    2.07(c)(ii)
Dissenting Shares    2.06
Effective Time    1.02
ERISA    3.14(b)(ii)
Escrow Accounts    2.08
Escrow Amount    Recitals
Estimated Closing Cash    2.07(a)
Estimated Working Capital    2.07(a)

Final Closing Cash    2.07
Final Working Capital    2.07
Financial Statements    3.06
Foreign Plan    3.14(a)
Holder Indemnified Parties    10.04
Holders    2.03
HSR Filings    7.04
Indemnitee    10.06
Indemnification Escrow Account    2.08
Indemnification Escrow Amount    Recitals
Indemnification Notice    10.06
Indemnitor    10.06
Interim Financial Statements    3.06
Latest Balance Sheet    3.06
Leased Real Property    3.09(a)
Letter of Transmittal    10.10
Licenses    3.21
Material Contract    3.11(b)
Merger    Recitals
Merger Sub    Preamble
Merger Sub Board    Recitals
Mini-Basket    10.02(b)
Option    2.03
Option Holder    2.03
Option Payments    2.03
Owned Real Property    3.09(b)
Parent     Preamble
Parent Indemnified Parties    10.02(a)
Parent Prepared Returns    7.02(a)(i)
Parent’s Representatives    5.02
Payment Fund    2.02(a)
Payoff Letters    2.05
Preferred Stock    Recitals
Proposed Transaction    5.05
Purchase Price Adjustment Escrow Account    2.08
Purchase Price Adjustment Escrow Amount    Recitals
Real Property    3.09(b)
Real Property Leases    3.09(a)
Repaid Indebtedness    2.01(a)(iv)(A)
Repaid Indebtedness Schedule    2.05
Representative     Preamble
Representative Expense Fund    10.10
Requisite Shareholder Approval    Recitals
Rollover Interests    Recitals
Rollover Persons    Recitals

Senior Stock    Recitals
Series A Convertible Preferred Stock    Recitals
Series A-1 Convertible Preferred Stock    Recitals
Series A Preferred Stock    Recitals
Series B Preferred Stock    Recitals
Survival Period    10.01
Surviving Corporation    Recitals
Tax Contest    7.02(e)(i)
Third Party Claim    10.06
Threshold    10.02(b)
Top Customers    3.24
Top Suppliers    3.24
Transaction Expenses Schedule    2.05
Transfer Taxes    7.02(d)
WARN Act    3.19
W&S    12.15
Working Capital Schedule    2.07(b)
ARTICLE XII
MISCELLANEOUS
Section 12.01    Expenses. Except as otherwise set forth in this Agreement, each of the parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated; provided that (a) if the Closing occurs, Parent shall be responsible for and shall pay or cause to be paid all of the Company Transaction Expenses deducted from the definition of “Initial Merger Consideration”, and (b) if the Closing occurs, the Holders shall be responsible for any Company Transaction Expenses that are not deducted from the definition of the “Initial Merger Consideration” or that are not otherwise paid by or on behalf of the Company and/or the Company Subsidiaries at or prior to the Closing.
Section 12.02    Company Knowledge. For purposes of this Agreement, the term “Company’s knowledge”, “to the knowledge of the Company” or similar phrases as used herein shall mean, and shall be limited to, the knowledge of Tracey Carpentier, Cecil Kost, Peter Resnick, Robert Case, John Park, Robin Barber, Robert Holmes and Mark Segal.
Section 12.03    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted by telecopy (or other facsimile device) to the number set out below for such recipient if the sender on the same day sends a confirming copy of such notice, demand or other communication by a recognized overnight delivery service (charges prepaid), (c) when transmitted by electronic mail to the address set out below for such recipient if the sender on the same day sends a confirming copy of such notice, demand or other communication by a recognized overnight delivery service (charges prepaid), or (d) one (1) day after deposit with FedEx or similar overnight courier service (charges prepaid). Notices, demands and communications to Parent, the Company and the Representative shall, unless another address is specified in writing, be sent to the addresses indicated below:
Notices to Parent or, following the Closing, the Company:
Brady Corporation
6555 W. Good Hope Road
Milwaukee, Wisconsin 53223
Attention: Sherilyn Whitmoyer
Facsimile: 414-438-6917
E-mail: Sherilyn_Whitmoyer@bradycorp.com
with a copy (which shall not constitute notice or service of process) to:
Katten Muchin Rosenman LLP
525 W. Monroe, Suite 1900
Chicago, Illinois 60661
Attention: Walter S. Weinberg
Facsimile: 312-577-8771
E-mail: walter.weinberg@kattenlaw.com
Notices to the Company prior to the Closing:
Precision Dynamics Corporation
27770 North Entertainment Drive, Suite 200
Valencia, California 91355
Attention: Cecil Kost
Facsimile: 661-476-3083
E-mail: ckost@pdccorp.com

with a copy (which shall not constitute notice or service of process) to:
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Matthew F. Bergmann
Facsimile: 312-558-5700
E-mail: mbergmann@winston.com
Notices to the Representative:
Precision Dynamics Holding LLC
c/o Water Street Healthcare Partners, LLC
333 West Wacker Drive, Suite 2800
Chicago, Illinois 60606
Attention: Christopher R. Sweeney
Facsimile: 312-506-2901
E-mail: chris.sweeney@waterstreet.com
with a copy (which shall not constitute notice or service of process) to:
Winston & Strawn LLP
35 West Wacker Drive
Chicago, Illinois 60601
Attention: Matthew F. Bergmann
Facsimile: 312-558-5700
E-mail: mbergmann@winston.com

Notwithstanding the foregoing, any party may send any notice, request, demand, claim, or other communication required or permitted hereunder to the intended recipient at the address set forth above by personal delivery and/or messenger service; provided, however, that no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it is actually received by the intended recipient. Any party may change the address to which notices, requests, demands, claims and other communications required or permitted hereunder are to be delivered by giving the other party(ies) notice in the manner herein set forth.

Section 12.04    Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that no party hereto may assign, delegate or otherwise transfer any of such party’s rights or obligations under this Agreement without the written consent of the Representative and Parent; provided, further, that Parent may assign this agreement to any of its Affiliates or its lenders as security for borrowings following the Closing Date. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies or liabilities under or by reason of this Agreement, other than sections which are specifically for the benefit of Parent Indemnified Parties, Holder Indemnified Parties, Covered Persons and Persons to which Company Transaction Expenses are owed (including, without limitation, Section 6.02, Section 7.01, Section 10.09 and this Section 12.04), each of which is intended to be for the benefit of the Persons covered thereby or to be paid thereunder and may be enforced by such Persons.
Section 12.05    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
Section 12.06    References. The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto. All references to days or months shall be deemed references to calendar days or months. All references to “$” or “dollars” shall be deemed references to United States dollars. Any reference in this Agreement to wire transfers or other payments requires payment in dollars of the United States of America unless some other currency is expressly stated in that reference. Unless the context otherwise requires, any reference to a “Section,” “Exhibit” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or schedule to this Agreement, as applicable. The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” shall mean “including without limitation”.
Section 12.07    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
Section 12.08    Amendment and Waiver. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only in a writing signed by Parent, the Company and the Representative. No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.
Section 12.09    Complete Agreement. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
Section 12.10    Counterparts. This Agreement may be executed in multiple counterparts (including by means of telecopied or electronic pdf signature pages), any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same instrument.
Section 12.11    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.11.
Section 12.12    Company Disclosure Schedule. The disclosures on any Company Disclosure Schedule will qualify any representation or warranty in this Agreement only to the extent that the relevance or applicability of such disclosures to such representation or warranty is reasonably apparent on its face, notwithstanding that a particular representation or warranty may not specifically make a reference or cross-reference to the Company Disclosure Schedule. The inclusion of information in the Company Disclosure Schedule shall not be construed as or constitute an admission or agreement that a violation, right of termination, default, liability or other obligation of any kind exists with respect to any item, nor shall it be construed as or constitute an admission or agreement that such information is material to the Company and the Company Subsidiaries. In addition, matters reflected in the Company Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy among the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of setting forth or the inclusion of any such items or matters in any dispute or controversy involving any of the parties hereto as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule is or is not in the ordinary course of business for purposes of this Agreement. Prior to the Closing, the Company shall have the right from time to time to supplement, modify or update the Company Disclosure Schedule with respect to facts arising after the date hereof to ensure the correctness thereof and/or to disclose to Parent any exceptions to or variances from the representations and warranties in Article III. Any such supplement, modification or update shall not affect the obligations of Parent under Section 8.01(a) hereof to consummate the transactions contemplated hereby; provided that for all other purposes hereunder, (x) the delivery of any such supplement, modification or update shall be deemed to have cured any misrepresentation or breach of representation or warranty that otherwise might have existed hereunder by reason of such exception or variance or incorrectness and (y) the Company shall not be deemed to be in breach of any representation, warranty or covenant hereunder with respect to the information disclosed in any such supplement, modification or update. From and after the Closing, references to the Company Disclosure Schedule shall be references to the Company Disclosure Schedule as so supplemented, modified and/or updated.
Section 12.13    Specific Performance. The Company and the Representative agree that Parent shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the obligations of the Company hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief. Furthermore, Parent agrees that the Company and the Representative shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the obligations of Parent hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.
Section 12.14    Governing Law; Jurisdiction.
(a)    All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware; provided, however, that all matters relating to the Merger shall be governed and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of California.
(b)    Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the State and Federal courts located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.03 shall be deemed effective service of process on such party.
Section 12.15    Legal Representation; Related Matters. Parent and Merger Sub agree that, following the Closing, Winston & Strawn LLP (“W&S”) may serve as counsel to the Representative, the Holders and their Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby, notwithstanding any representation by W&S prior to the Closing Date of the Company and/or any of the Company Subsidiaries. Parent, Merger Sub and the Company (on behalf of itself and the Company Subsidiaries) hereby (a) waive any claim they have or may have that W&S has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Closing between Parent, the Company or any or its Subsidiaries and the Representative, the Holders or any of their Affiliates, W&S may represent the Representative, the Holders and any of their Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Parent, the Company or any of its Subsidiaries and even though W&S may have represented the Company or any of the Company Subsidiaries in a matter substantially related to such dispute. Parent and the Company (on behalf of itself and the Company Subsidiaries) also further agree that, as to all communications among W&S and the Company, the Company Subsidiaries, the Representative, the Holders, the Holders’ Affiliates and/or their respective representatives that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the expectation of client confidence belongs to the Holders and may be controlled by the Representative and shall not pass to or be claimed by Parent, Merger Sub, the Company or any of its Subsidiaries. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Company or any of its Subsidiaries and a third party other than a party to this Agreement after the Closing, the Company and its Subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by W&S to such third party.
Section 12.16    Prevailing Party. If any litigation or other court action, arbitration or similar adjudicatory proceeding is commenced by any party hereto to enforce its rights under this Agreement against any other party hereto, all out-of-pocket fees, costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, incurred by the prevailing party in prosecuting or defending (as applicable) such litigation, action, arbitration or proceeding shall be reimbursed by the losing party; provided, that if a party to such litigation, action, arbitration or proceeding prevails in part, and loses in part, the court, arbitrator or other adjudicator presiding over such litigation, action, arbitration or proceeding shall award a reimbursement of the fees, costs and expenses incurred by such party on an equitable basis.
* * * *
IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.
PARENT:

BRADY CORPORATION, a Wisconsin corporation

By: /s/ FRANK M. JAEHNERT
Name: Frank M. Jaehnert
Title: President and Chief Executive Officer
MERGER SUB:

BC I MERGER SUB CORPORATION, a California corporation and a wholly-owned subsidiary of Parent

By: /s/ FRANK M. JAEHNERT
Name: Frank M. Jaehnert
Title: President and Chief Executive Officer
COMPANY:

PRECISION DYNAMICS CORPORATION, a California corporation

By: /s/ CECIL KOST
Name: Cecil Kost
Title: President and CEO

REPRESENTATIVE:

PRECISION DYNAMICS HOLDING LLC, a Delaware limited liability company

By: /s/ CHRISTOPHER R. SWEENEY
Name: Christopher R. Sweeney
Title: President and Secretary

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